UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20459

                            SCHEDULE 14C INFORMATION


                                (Amendment No. 2)


   Information Statement Pursuant to Section 14(c) of the Securities Exchange
                                  Act of 1934

Check the appropriate box:

[X]    Preliminary Information Statement
[ ] Confidential, for use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[ ]    Definitive Information Statement

                                   JOULE INC.

                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box)

[ ]         No fee required
[X]         Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

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(1)         Title of each class of securities to which     Common stock, par
            transaction applies:                           value $0.01 per share
                                                           of Joule Inc.

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(2)         Aggregate number of securities to which        1,047,136
            transaction applies:

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(3)         Per unit price or other underlying value of    $1.70
            transaction computed pursuant to Exchange
            Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
(4)         Proposed maximum aggregate value of            $1,780,131.20*
            transaction:

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(5)         Total fee paid:                                225.54**

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*           Estimated for purposes of calculating the amount of the filing fee only. Calculated as $1,781,131.20, which is the product of 1,047,136 shares of the issuer's common stock, par value $0.01 per share to be converted in the merger to the right to receive cash, and $1.70, the per share merger consideration.

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**          The amount of the filing fee, calculated in accordance with
            Rule 0-11 of the Securities Exchange Act of 1934, as amended and Fee Rate Advisory #7 for Fiscal Year 2004 issued by the Securities and Exchange Commission on January 26, 2004, equals .012670% of the transaction valuation.

--------------------------------------------------------------------------------
[X]         Fee paid previously with preliminary materials.

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[ ]         Check box if any part of the fee is offset as provided by Exchange
            Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

--------------------------------------------------------------------------------
(1)         Amount Previously Paid:
(2)         Form, Schedule or Registration Statement No.:
(3)         Filing Party:
(4)         Date Filed:

PRELIMINARY COPY -- SUBJECT TO COMPLETION

                                   JOULE INC.

                             1245 U.S. Route 1 South

                            Edison, New Jersey 08837

                                 (732) 548-5444

                              INFORMATION STATEMENT

To the Stockholders of Joule Inc.:

        This Information Statement is being mailed to our stockholders to advise them that Joule Inc. ("Joule" or the "Company") has entered into an Agreement and Plan of Merger dated March 19, 2004 (the "Merger Agreement") with JAC Acquisition Company, Inc. ("JAC"). JAC is a Delaware corporation owned by Emanuel N. Logothetis ("Mr. Logothetis"), Chairman of the Board and Chief Executive Officer of Joule, his sons, Nick M. Logothetis and Steven Logothetis, both of whom are directors of Joule, his wife, Helen Logothetis, his daughter, Julie Logothetis, and John G. Wellman, Jr. ("Mr. Wellman"), President and Chief Operating Officer of Joule (Mr. Logothetis, the members of his family and Mr. Wellman are collectively referred to herein as the "JAC Group").

        As described in this Information Statement, pursuant to the Merger Agreement, JAC will merge with and into Joule, with Joule as the surviving corporation (the "Merger"). Each share of the common stock of Joule, other than shares of common stock owned by the JAC Group, which will be contributed to JAC immediately prior to the Merger in exchange for shares of JAC common stock, and other than shares of common stock held by stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive $1.70 in cash, without interest (the "Merger Consideration").


        A special committee, consisting of the three members of the Board of Directors of Joule who are not members of the JAC Group and are otherwise independent (the "Special Committee"), and the members of the Special Committee acting as the Board of Directors of Joule, with the two Joule directors who are members of the JAC Group who participated in the meeting abstaining, approved the Merger Agreement on March 19, 2004 following receipt of an opinion from Updata Capital, Inc., the financial advisor to the Special Committee ("Updata Capital"), that the merger consideration of $1.70 per share (the "Merger Consideration") is fair, from a financial point of view, to the stockholders of Joule other than the JAC Group. On June __, 2004, the members of the JAC Group, who together own approximately 71.6% of the outstanding common stock of Joule, approved and adopted the Merger Agreement by written consent in their capacity as the holders of in excess of a majority of the outstanding Joule common stock. The Board of Directors and stockholders of JAC have also approved and adopted the Merger Agreement. These approvals are sufficient under Delaware law to implement the Merger.


        Under applicable securities regulations, the Merger may not be completed until 20 days after the date of mailing of this Information Statement to Joule stockholders. Therefore, notwithstanding the adoption of the Merger Agreement by the Board of Directors and execution and delivery of the written consent by the members of the JAC Group, the Merger will not occur until that period has elapsed. It is currently anticipated that the Merger will be effected on or about ___________, 2004.

        When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Section 228(e) of the Delaware General Corporation Law ("DGCL") requires prompt notice of the action to those stockholders who did not vote. THIS INFORMATION STATEMENT SHALL CONSTITUTE THE NOTICE OF ACTION BY WRITTEN CONSENT REQUIRED UNDER SECTION 228(e) OF THE DGCL.

        Upon the completion of the Merger, Joule will be a privately-held company owned by the members of the JAC Group. The common stock of Joule will cease to be listed on the American Stock Exchange after the Merger, and Joule will cease to file periodic reports with the Securities and Exchange Commission.

        This Information Statement is being sent or given to Joule stockholders on or about _____________, 2004.

                       WE ARE NOT ASKING YOU FOR A PROXY,
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

        THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                           BY ORDER OF THE BOARD OF DIRECTORS,


             ______________, 2004          ______________________________
                                           Bernard G. Clarkin, Vice President,
                                           Chief Financial Officer and Secretary

                               SUMMARY TERM SHEET

        This summary term sheet, which is in question and answer format, summarizes selected information contained elsewhere in this Information Statement but may not contain all of the information that may be important to you. Joule urges you to read the entire Information Statement carefully, including the attached appendices. Joule has included section references to direct you to a more complete description of the topics contained in this summary.

            . Why are the members of the JAC Group seeking to take Joule private?

                A number of factors, including the continuing low valuation placed on the common stock of Joule by the investing public and the financial community, the lack of liquidity of Joule common stock and the likelihood that such liquidity would not improve and the increasing disclosure burden and costs associated with being a public company subject to applicable federal securities laws and regulations, caused the members of the JAC Group to conclude that it is in the best long-term interest of Joule and its stockholders that Joule cease being a public company.

                In this connection, on August 20, 2003, the members of the JAC Group advised the independent directors of Joule of a proposal to acquire through JAC the Joule common stock not owned by them for a price of $1.35 per share (the "Initial Going Private Proposal"). On November 21, 2003, after negotiations between the members of the JAC Group and the Special Committee consisting of the independent directors of Joule, JAC commenced a tender offer to purchase at a price of $1.52 per share all outstanding shares of Joule common stock not currently owned by the JAC Group (the "Tender Offer"). On December 19, 2003, JAC extended the Tender Offer until January 15, 2004. On January 16, 2004, JAC announced that approximately 367,000 shares had been tendered, which did not meet the minimum conditions for the acceptance of tendered shares and that the Tender Offer had been withdrawn rather than further extended. JAC also announced that it had proposed the Merger as an alternative going private transaction at $1.54 per share. See "Special Factors -- Background of the Merger." The Merger Consideration was subsequently increased to $1.70 per share after discussions between the Special Committee and the members of the JAC Group and, on March 19, 2004, JAC and Joule entered into the Merger Agreement.

            .   Who are the parties to the Merger?

                The parties to the Merger are Joule and JAC, a Delaware corporation formed by the members of the JAC Group to effectuate a going private transaction with Joule.

            . Is the Merger proposal supported by the Joule Board of Directors?

                The Special Committee recommended that the Board of Directors approve the Merger Agreement. For information regarding the determination of the Special Committee, including a discussion of the opinion of Updata Capital, Inc. ("Updata Capital") delivered to the Special Committee that, as of March 19, 2004, based upon and subject to the assumptions, limitations and qualifications set forth therein, the Merger Consideration of $1.70 per share, in cash, without interest, is fair, from a financial point of view, to the stockholders of Joule other than the JAC Group, see "Special Factors -- Background of the Merger" and "Special Factors -- Recommendation of the Special Committee; Fairness of the Merger."

                In addition, the Board of Directors of Joule, with the directors who are members of the JAC Group who participated in the meeting abstaining, has approved the Merger Agreement. Such approval also means that Section 203 of the DGCL, to the extent JAC may be deemed to have become an "interested stockholder" for purposes of that Section when it acquires the shares of Joule common stock contributed by the JAC Group, would not apply to the Merger. See "Certain Legal Matters -- State Takeover Laws." The abstention of the directors who were members of the JAC Group who participated in the meeting means that the only directors voting to approve the Merger were the members of the Special Committee. See "Special Factors -- Position of the JAC Group Regarding the Fairness of the Merger."

            .   What will happen if the Merger is completed?

                JAC will merge into Joule, with Joule surviving the Merger. After the Merger, Joule will be wholly owned by the members of the JAC Group. As a result of the Merger, each share of Joule common stock that is now outstanding will be canceled. New shares of Joule (as the surviving corporation) will be issued to the members of the JAC Group. Accordingly, Joule common stock will no longer be listed on the American Stock Exchange or any other securities exchange and will be eligible for termination of registration under the Securities Exchange Act of 1934 (the "Exchange Act"). See "The Merger -- Section 1, Certain Effects of the Merger."

            . What will I receive for my Joule common stock if the Merger is completed?

                Each outstanding share of Joule common stock (other than shares owned by the members of the JAC Group, which will be contributed to JAC immediately prior to the Merger in exchange for shares of JAC common stock, and shares owned by stockholders who properly exercise appraisal rights) will be converted into the right to receive the Merger Consideration of $1.70 in cash. See "The Merger -- Section 6, Payment of Merger Consideration and Surrender of Stock Certificates."

            . Will I have the right to assert appraisal rights for my Joule shares?

                If the Merger is consummated, you will have a statutory right to demand payment of the judicially appraised fair value of the Joule common stock held by you plus accrued interest from the date of the Merger in accordance with Delaware law. The value received upon exercise of appraisal rights may be more than, less than or the same as the cash consideration paid in the Merger. The costs of the appraisal proceeding may be determined by the Delaware Court of Chancery and assessed against the parties as the Delaware Court of Chancery deems equitable in the circumstances. See "The Merger -- Section 5, Appraisal Rights" and Appendix B.

            .   When will the Merger be completed?

                The Merger is expected to be completed promptly after the expiration of 20 days after this Information Statement is mailed to stockholders. See "The Merger -- Section 1, Certain Effects of the Merger."

            .   When will I receive the Merger consideration?

                After the completion of the Merger, Joule will instruct the paying agent to mail to the record address for each holder of Joule common stock a letter of transmittal and instructions on how to surrender the certificates and receive the Merger Consideration. When you send your share certificates together with a completed letter of transmittal to the paying agent, the paying agent will promptly distribute the Merger Consideration to you. See "The Merger -- Section 6, Payment of Merger Consideration and Surrender of Stock Certificates."

            .   What happens to stock options in the Merger?

                Option holders who exercise their options and surrender the shares of Joule common stock issued upon such exercise will receive the Merger Consideration for such shares. The vesting schedule of options that are not currently vested will be accelerated to permit their exercise prior to the effectiveness of the Merger. Option holders whose options are not exercised prior to the Merger will receive the amount by which the Merger Consideration exceeds the exercise price in cash in the Merger. Any option that has an exercise price in excess of the Merger Consideration will be cancelled upon effectiveness of the Merger.

            . What is the market value of the Joule common stock as of a recent date?


                On August 20, 2003, the last full trading day prior to the public announcement of the intention of the members of the JAC Group to take Joule private, the last reported closing price on the American Stock Exchange was $1.30 per share of Joule common stock. The average closing price on the American Stock Exchange between January 1, 2003 and August 20, 2003 was $1.07 per share of Joule common stock. The average closing price for the twelve-month period ended August 20, 2003 was $1.04 per share of Joule common stock. On June 8 , 2004, the last reported closing price on the American Stock Exchange was $1.78. See "Certain Information Concerning Joule -- Price Range of Shares; Dividends; Ownership of and Transactions in Joule Common Stock" for recent high and low sales prices for Joule common stock, including a discussion of the fact that Joule common stock has traded, on low volume, at prices above the Merger Consideration subsequent to March 19, 2004.


            . What are the benefits of the Merger for Joule, the members of the JAC Group and the unaffiliated stockholders of Joule?

                    . Joule will no longer incur the burdens associated with being a public company, including costs and management time and attention associated with complying with the reporting requirements under the Exchange Act. Historically, the costs of being a public company were approximately $200,000 annually. Joule estimates that the costs of being a public company would increase to approximately $335,000 annually due to the increased costs of compliance with the Sarbanes-Oxley Act and the SEC rules thereunder.

                    . The members of the JAC Group will own 100% of the outstanding common stock of Joule and will benefit from future increases, if any, in the value of Joule.

                    . The Merger will provide unaffiliated stockholders of Joule with immediate liquidity and cash consideration at a significant premium over the market price at which Joule common stock traded prior to the announcement of the Initial Going Private Proposal.

            . What are the detriments of the Merger for Joule, the members of the JAC Group and the unaffiliated stockholders of Joule?

                    . Following the completion of the Merger, Joule will have debt obligations of approximately $2,400,000.

                    . The members of the JAC Group will own 100% of the outstanding common stock of Joule and will bear the risk of any decrease in the value of Joule, including the risks associated with the incurrence of debt by Joule to finance the Merger and related costs.

                    . Following the completion of the Merger, Joule stockholders (other than the members of the JAC Group) will not have the opportunity to benefit from future increases, if any, in the value of Joule.

            .   What are the tax consequences of the Merger to me?

                The receipt of cash in exchange for shares of Joule common stock in the Merger or as a result of the exercise of statutory appraisal rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Tax matters are very complex and the tax consequences of the Merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the Merger to you. See "The Merger --
                Section 7, Material U.S. Federal Income Tax Consequences."

            .   How will JAC finance the Merger?

                The JAC Group estimates that approximately $2,400,000 will be required to complete the Merger and pay related expenses, including those incurred in connection with the Initial Going Private Proposal and the Tender Offer. The members of the JAC Group have received a commitment from Fleet Capital Corporation ("Fleet Capital") to provide the funds necessary to consummate the Merger. See "The Merger -- Section 8, Merger Financing."

            .   What will happen if a competing proposal is received?

                The members of the JAC Group have each stated that they are not interested in selling all or any portion of his or her equity interest in Joule and the Merger Agreement prohibits Joule from soliciting, initiating or encouraging any competing transaction to the Merger. However, the Board of Directors, with the members of the JAC Group not participating, may furnish information or engage in discussions in response to any unsolicited inquiry regarding a proposal for a competing transaction. Following receipt of a bona fide proposal, the Board of Directors or the Special Committee may withdraw or modify its recommendation regarding the Merger Agreement and/or disclose to the unaffiliated stockholders of Joule its position or recommendation on the competing transaction. JAC may terminate the Merger Agreement if Joule engages in discussions or negotiations with a third party with respect to a competing transaction and does not terminate such discussions within ten business days. However, if the Merger Agreement is terminated under certain circumstances after a competing third-party proposal is announced, Joule must reimburse JAC and the members of the JAC Group for all out-of-pocket costs, fees and expenses incurred by them in connection with the Initial Going Private Proposal, the Tender Offer and the Merger, up to a maximum of $375,000. See "The Merger -- Section 2, No Solicitation of Competing Transactions" and "The Merger -- Section 9, Estimated Fees and Expenses of the Merger."

            .   What are the conditions to the Merger?

                If certain conditions are not satisfied or waived, the Merger will not be completed. These conditions include:

                    . The absence of any injunction, order or decree of any court prohibiting the Merger;

                    . No statute, rule or regulation shall have been enacted that prohibits or makes unlawful the consummation the Merger;

                    . The funds necessary to complete the Merger and pay related costs and expenses shall be unconditionally available to Joule;

                    . This Information Statement shall have been mailed to the stockholders of Joule and all required waiting periods shall have expired;

                    . The Board of Directors of Joule or the Special Committee shall not have withdrawn or materially modified its approval and recommendation of the Merger Agreement; and

                    .   The Merger Agreement shall not have been terminated.

                See "The Merger -- Section 3, Conditions to the Merger" and "The Merger -- Section 8, Merger Financing."

            .   Can the Merger Agreement be terminated?

                The Merger Agreement can be terminated at any time before the effective time of the Merger:

                    .   By mutual consent in writing of JAC and Joule;

                    . By either JAC or Joule, if the Merger has not occurred by July 31, 2004 and the effective time of the Merger has not been extended by the parties;

                    . By either JAC or Joule, if any court has permanently restrained, enjoined or prohibited the Merger in a final and nonappealable order, decree or ruling;

                    . By JAC, if Joule engages in discussions or negotiations with a third party with respect to a competing transaction and does not terminate such discussions within ten business days thereafter; or

                    . By either JAC or Joule, if the Special Committee concludes, after consultation with legal counsel, that completing the Merger would be inconsistent with the Board of Directors' fiduciary duties under applicable law or the Board of Directors or the Special Committee otherwise withdraws or materially modifies its approval and recommendation of the Merger Agreement.

                See "The Merger-- Section 4, Termination of the Merger
                Agreement."

            .   Who must pay the fees and expenses relating to the Merger?

                The Merger Agreement provides that all fees and expenses relating to the Merger will be paid by the party incurring them. However, Joule is required to reimburse JAC and the members of the JAC Group for all out-of-pocket costs, fees and expenses incurred by them in connection with the Initial Going Private Proposal, the Tender Offer and Merger, up to a maximum of $375,000, if the Merger Agreement is terminated under certain circumstances after a competing third-party proposal is announced.

                Joule has also agreed to pay all costs related to printing and mailing this Information Statement.

                See "The Merger -- Section 9, Estimated Fees and Expenses of the Merger."

            . Do Joule's directors and executive officers (other than the members of the JAC Group) have interests in the Merger that are different from, or in addition to, mine?

                Yes. These interests include the following:

                    . Under the Merger Agreement, JAC agreed to maintain Joule's current directors' and officers' liability insurance policy for three years following the date of the Merger;

                    . Joule has entered into Indemnification Agreements with the members of the Special Committee;

                    . It is expected that substantially all members of Joule's management will continue in their positions after the Merger; and

                    . As a result of the Merger, options to purchase 25,000 shares of Joule common stock held by Joule executive officers will be cashed out. In the aggregate, Joule's executive officers will receive payment of $20,000 as a result of their options being cashed out in the Merger.

                See "Special Factors -- Certain Information Concerning the Special Committee," "JAC's Plans for Joule," and "Interests of Certain Persons in the Merger; Conflicts of Interest."

            .   What do I need to do now?


                You should read this Information Statement carefully, including its appendices and the Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q that accompany this Information Statement, and consider how the Merger affects you. If you intend to seek appraisal, you must deliver to Joule an appraisal demand within 20 days after the date on which this Information Statement is mailed to stockholders.


            .   Should I send in my stock certificates now?

                No, after the Merger is completed, you will receive written instructions for exchanging your shares of Joule common stock for the Merger Consideration. See "The Merger -- Section 6, Payment of Merger Consideration and Surrender of Stock Certificates."

            . Are there other documents relating to the Merger of which I should be aware?

                The Securities and Exchange Commission requires all affiliated parties involved in going private transactions such as the Merger to file with it a transaction statement on Schedule 13E-3. Joule, JAC and the members of the JAC Group have filed a transaction statement on Schedule 13E-3 with the Securities and Exchange Commission, copies of which are available without charge at its website at www.sec.gov. See "Other Matters -- Available Information."

            .   How can I learn more about the Merger?

                The Merger Agreement, including the conditions to the closing of the Merger, is described under the caption "The Merger" and the Merger Agreement is attached as Appendix A to this Information Statement. You should carefully read the entire Merger Agreement because it is the legal document that governs the Merger.

            .   Who can help answer my questions?

                If you would like additional copies of this Information Statement (which copies will be provided to you without charge) or if you have questions about the Merger, you should contact:

                Bernard G. Clarkin
                Vice President, Chief Financial
                 Officer and Secretary
                Joule Inc.
                1245 U.S. Route 1 South
                Edison, New Jersey  08837
                (732) 548-5444

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

                                TABLE OF CONTENTS


                                                                                               Page
INTRODUCTION......................................................................................1

NOTICE OF APPRAISAL RIGHTS AND OF THE ADOPTION OF THE MERGER AGREEMENT BY THE WRITTEN
CONSENT OF THE MAJORITY STOCKHOLDERS..............................................................2

SPECIAL FACTORS...................................................................................2

JAC'S PLANS FOR JOULE............................................................................23

INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTEREST................................24

CERTAIN INFORMATION CONCERNING JOULE.............................................................25

CERTAIN INFORMATION CONCERNING JAC AND THE JAC GROUP.............................................35

THE MERGER.......................................................................................37
  1.   Certain Effects Of The Merger.............................................................37
  2.   No Solicitation of Competing Transactions.................................................38
  3.   Conditions To The Merger..................................................................39
  4.   Termination Of The Merger Agreement.......................................................39
  5.   Appraisal Rights..........................................................................39
  6.   Payment Of Merger Consideration And Surrender Of Stock Certificates.......................41
  7.   Material U.S. Federal Income Tax Consequences.............................................42
  8.   Merger Financing..........................................................................43
  9.   Estimated Fees And Expenses Of The Merger.................................................43

CERTAIN LEGAL MATTERS............................................................................44

OTHER MATTERS....................................................................................46

APPENDIX A   AGREEMENT AND PLAN OF MERGER.......................................................A-1

APPENDIX B   SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW................................B-1

APPENDIX C   MERGER FAIRNESS OPINION OF UPDATA CAPITAL, INC.....................................C-1

                                  INTRODUCTION


        This Information Statement is furnished in connection with the Merger of JAC with and into Joule pursuant to the Merger Agreement, approved by the Board of Directors of Joule (with the directors who are members of the JAC Group who participated in the meeting abstaining) on March 19, 2004 and consented to on June __, 2004, in their capacity as stockholders of Joule, by the members of the JAC Group, who own approximately 71.6% of the outstanding common stock of Joule. The approval by the Board and the execution and delivery of the written consent by the members of the JAC Group is sufficient under Delaware law to implement the Merger.


        At the effective time of the Merger, which is expected to occur promptly after the expiration of 20 days after this Information Statement is mailed to the stockholders of Joule, the separate corporate existence of JAC will cease, and Joule will be the surviving corporation. In the Merger:

            . Each outstanding share of Joule common stock automatically will be converted into the right to receive the Merger Consideration of $1.70 per share in cash, without interest, except that:

                . The shares of Joule common stock held by stockholders who properly assert and perfect their appraisal rights will be entitled to receive the judicially appraised fair value of the shares held by them plus accrued interest from the effective date of the Merger in accordance with Delaware law; and

                . The shares contributed by the members of the JAC Group to JAC in exchange for shares of common stock of JAC will be cancelled.

            . Each outstanding share of common stock of JAC will be converted into 368 shares of common stock of Joule as the surviving corporation, with the result being that the members of the JAC Group will own all of the then outstanding shares of Joule.

            . Each stock option (whether or not vested) that is not exercised prior to the Merger will entitle the holder to receive the amount by which the Merger Consideration exceeds the exercise price in cash. Any option that has an exercise price in excess of the Merger Consideration will be cancelled upon effectiveness of the Merger.


        You are advised to review carefully this entire Information Statement, including all appendices hereto and the Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q that accompany this Information Statement. No person has been authorized to give any information or to make any representation to you regarding the Merger Agreement or the Merger except for the statements that are contained in this Information Statement, and you should not rely upon such other information or statement.

          NOTICE OF APPRAISAL RIGHTS AND OF THE ADOPTION OF THE MERGER AGREEMENT BY THE WRITTEN CONSENT OF THE MAJORITY STOCKHOLDERS

        Adoption of the Merger Agreement and approval of the Merger contemplated by the Merger Agreement required the vote or written consent of the holders of a majority of the outstanding shares of Joule common stock entitled to vote at an annual or special meeting of stockholders. The Merger Agreement is attached to this Information Statement as Appendix A and, together with all other appendices to this Information Statement, is incorporated into this document.


        On June __, 2004, the members of the JAC Group executed a written consent pursuant to which they adopted the Merger Agreement and approved the Merger in their capacity as the holders of in excess of a majority of the outstanding Joule common stock. On that date, ___________ shares of Joule common stock were outstanding. The members of the JAC Group own an aggregate of 2,636,514 shares of Joule, which is equal to approximately 71.6% of the outstanding Joule common stock.


        This Information Statement notifies Joule's stockholders that stockholder adoption of the Merger Agreement and approval of the Merger has been obtained in accordance with Section 228 of the DGCL. As permitted by the DGCL, no meeting of Joule's stockholders is being held to vote on the Merger Agreement or the Merger.

        This Information Statement also notifies all Joule stockholders other than the members of the JAC Group of the availability of appraisal rights pursuant to Section 262 of the DGCL, a copy of which is attached to this Information Statement as Appendix B. If you do not wish to accept the cash Merger Consideration to which you will be entitled following completion of the Merger, you have the right to seek an appraisal of the fair value of your shares by the Delaware Court of Chancery.

        Any Joule stockholder who wishes to preserve his or her right to seek an appraisal should carefully review Section 262 of the DGCL. Joule stockholders seeking an appraisal of the fair value of their shares should also consult with their legal advisers since failure to comply on a timely basis with the procedures set forth in Section 262 will result in the loss of appraisal rights. Among other requirements, Section 262 requires a stockholder to deliver to Joule an appraisal demand within 20 days after the date on which this Information Statement is mailed. See "The Merger -- Section 5, Appraisal Rights" for a summary of the procedures to be followed in seeking an appraisal. The amount of the fair value of the shares as determined by the Delaware Court of Chancery could be less than, the same as or greater than the Merger Consideration.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

        At various times in recent years, the members of the Logothetis family have discussed informally among themselves, the other directors and certain members of management the merits of a going private transaction involving Joule. The factors that prompted these discussions were:

            . The substantial holdings of Joule common stock (approximately 71.6%) by the Logothetis family members;

            .   The performance of the Joule stock price;

            .   The small market capitalization of Joule;

            . The small public float and limited institutional following of Joule common stock;

            .   The low trading volume of Joule common stock;

            . The lack of research attention being given to Joule from market analysts; and

            . The lack of liquidity and the likelihood that the liquidity of Joule common stock would not improve in the future.

These discussions intensified commencing in late 2002 as the Logothetis family became aware of the additional expenses that would be associated with continuing to be a publicly traded company and the additional burdens that would be placed on management and the Board of Directors as a result of the Sarbanes-Oxley Act of 2002 (and various rules promulgated by the SEC thereunder). The members of the JAC Group ultimately concluded that such a transaction would be appropriate at this time.

        On May 22, 2003, Mr. Logothetis, Nick M. Logothetis, Steven Logothetis, Julie Logothetis, Mr. Wellman and Bernard G. Clarkin, Vice President, Chief Financial Officer and Secretary of Joule ("Mr. Clarkin"), met with a representative of Winston & Strawn LLP, Joule's outside counsel ("Winston & Strawn"), to further their understanding of the steps that would be involved in effecting a going private transaction. Subsequently, Mr. Logothetis engaged Fleet Securities, Inc. ("Fleet Securities") to advise him and the other members of the JAC Group with respect to a possible going private transaction. On July 16, 2003, the JAC Group and Mr. Clarkin met with representatives of Winston & Strawn and Fleet Securities to discuss various aspects of a going private transaction. After that meeting, Fleet Securities assisted the JAC Group in formulating the terms of an offer that could be made to the stockholders other than members of the JAC Group for their Joule common stock.

        On August 20, 2003, at a meeting of the Joule Board of Directors, the JAC Group advised the independent Joule directors of its proposal to acquire through JAC the Joule common stock not held by the members of the JAC Group for a price of $1.35 per share (the "Initial Going Private Proposal"). The Initial Going Private Proposal contemplated a going private transaction through a tender offer made by JAC to be followed, in the event that the Minimum Tender Condition referred to below, was satisfied, by a short-form merger, as a result of which Joule common stock would no longer be publicly traded. The Initial Going Private Proposal contemplated that the tender offer would be conditioned on, among other things, (i) the tender of a sufficient number of shares such that, after the tendered shares were purchased by JAC, JAC would own at least 90% of the outstanding Joule common stock (the "Minimum Tender Condition"), which would also mean that at least a majority of the total outstanding shares not owned by the JAC Group or the other executive officers and directors of Joule had been tendered (the "Majority of the Minority Condition"), and (ii) the Special Committee not having modified or withdrawn its recommendation of the offer to the unaffiliated stockholders of Joule. Under the terms of the Initial Going Private Proposal, the Minimum Tender Condition or the Majority of the Minority Condition could not be waived. A discussion followed among the directors regarding the proposed form of the transaction and the anticipated means of financing it.

        Following this discussion, the directors resolved to establish the Special Committee to act on behalf of the public stockholders in evaluating and negotiating the Initial Going Private Proposal. The Special Committee was comprised of the Board's three independent directors: Richard P. Barnitt (whom the Special Committee members subsequently appointed as chairman of the Special Committee), Robert W. Howard and Andrew G. Spohn. The members of the Special Committee are not employed by the Company and are not affiliated with JAC or the JAC Group. For information concerning the members of the Special Committee, see "Special Factors -- Certain Information Concerning the Special Committee." The Special Committee was authorized to review, evaluate and negotiate the terms and conditions of, and make recommendations with respect to, the Initial Going Private Proposal on behalf of the Company's public stockholders other than the JAC Group. The Special Committee was also authorized to retain legal, financial and other advisors in order to assist the Special Committee in its consideration and evaluation of the Initial Going Private Proposal and was provided with unrestricted access to the Company's employees, officers, members of management and to all information and materials about the Company, and was authorized to provide such access to its legal and financial advisors. The Special Committee was not specifically authorized to seek purchasers of Joule and was aware of the position of the members of the JAC Group that they would not sell their controlling interest in Joule. However, there were no restrictions placed on the power and authority of the Special Committee in connection with its evaluation of the Initial Going Private Proposal and, if a third party proposal had been received, it would have been considered.

        On August 21, 2003, the Company issued a press release indicating its receipt of the Initial Going Private Proposal and filed a copy of the press release with the SEC on Form 8-K. The Company's press release included a description of the proposal's general terms and indicated that the Board of Directors appointed a Special Committee to evaluate the proposal. On the same day, JAC filed a copy of the press release with the SEC as an exhibit to JAC's transaction statement on Schedule TO.

        Pursuant to the authorization of the Board, from August 21, 2003 to September 11, 2003, the Special Committee considered potential legal and financial advisors.

        On September 4, 2003, after interviewing representatives of two other law firms, the Special Committee met with representatives of the law firm Sills Cummis Epstein & Gross, P.C. ("Sills Cummis"). After some discussion on the experience of Sills Cummis in representing special committees in corporate transactions of this type, the Special Committee agreed to engage Sills Cummis to serve as its legal counsel and authorized the chairman of the Special Committee to execute an engagement letter with Sills Cummis. Thereafter, counsel to the Special Committee reviewed with the members of the Special Committee their fiduciary duties to the public stockholders of Joule and the responsibilities of and tasks to be undertaken by the Special Committee in connection with a transaction of this type. The chairman of the Special Committee executed an engagement letter with Sills Cummis as special counsel to the Special Committee, dated as of September 5, 2003.

        At meetings of the Special Committee held on September 8 and September 10, 2003, the Special Committee heard presentations from a total of four investment banks. On September 11, 2003, after discussing the strengths and weaknesses of each of the investment banks' presentations, the Special Committee approved the engagement of Updata Capital as the Special Committee's financial advisor and authorized the chairman of the Special Committee to execute an engagement letter with Updata Capital. The Special Committee also resolved to continue to conduct negotiations with the JAC Group with respect to the Initial Going Private Proposal. On September 11, 2003, the chairman of the Special Committee signed an engagement letter with Updata Capital that provided for, among other things, payment of a $25,000 fee on execution of such engagement letter and $50,000 on the rendering of a fairness opinion relating to the proposed tender offer and short-form merger received from the JAC Group, regardless of the conclusions reached in such opinion. At a meeting of the Special Committee held on September 12, 2003, the Special Committee approved and ratified the engagement letter.

        Over the next 10 days, Updata Capital began its review and analysis of the Company, including visiting the Company's offices and meeting with members of management and other employees.

        During this period, representatives of Updata Capital and counsel to the Special Committee held several telephone discussions concerning the process that Updata intended to use in analyzing the Initial Going Private Proposal. It was agreed that Updata Capital would endeavor, to the extent reasonably possible, to tailor its research to small publicly traded micro-cap companies such as Joule and would review comparable transactions within the staffing industry. It was further agreed that Updata Capital would perform a discounted cash flow analysis, review a liquidation analysis prepared by Joule's management and consider the relevance of certain additional matters raised by counsel to the Special Committee.

        In addition, during this period, members of the JAC Group reiterated earlier communications to members of the Special Committee and to Updata Capital that the members of the JAC Group had no interest in participating in alternative transactions, such as selling their interests in Joule to a third party or the sale of any portion of the Company's business. Accordingly, Updata Capital was not requested to, and did not, solicit indications of interest from or conduct an auction with third parties, as such an exercise would have been futile given the reality that the JAC Group was not willing to sell its controlling interest.

        At a meeting of the Special Committee on September 22, 2003, Updata Capital made a presentation to the Special Committee as to the results of its preliminary financial analyses. Updata Capital explained the nature of the information that it had reviewed, as well as the nature of the analyses that it had performed and noted the initial conclusions that Updata Capital had reached concerning the then-current offer of $1.35. Updata Capital provided the Special Committee with information concerning the premiums paid in certain comparable transactions and certain other financial information, which information included Updata Capital's views as to prices within a range of fairness, but Updata Capital did not recommend to the Special Committee the specific amount of consideration that should be sought from the JAC Group. Updata Capital advised the Special Committee that, although its analysis was not yet completed, a price of $1.35 per Share was not likely to be considered by Updata Capital to be fair, from a financial point of view, to the Company's stockholders other than the JAC Group. Following Updata Capital's presentation, after lengthy discussion on the matter, the Special Committee determined to negotiate with the JAC Group to attempt to obtain a higher price. On September 23, 2003, Mr. Spohn telephoned Mr. Wellman and communicated to him that the $1.35 price was not acceptable.

        On September 24, 2003 and September 25, 2003, representatives of Updata Capital and Fleet Securities discussed by telephone the assumptions underlying Updata Capital's preliminary valuation and the methodologies used by Updata Capital in evaluating the consideration to be received by the public stockholders under the Initial Going Private Proposal.

        Over the next several weeks, Updata Capital continued its financial review and analysis of the Company, and the JAC Group and the Special Committee, through their respective representatives, continued their discussions concerning an acceptable price.

        On or about September 29, 2003, the Special Committee received a letter from John Leopold ("Mr. Leopold"), the president of Techstaff Inc., a technical staffing firm with 12 offices. Mr. Leopold stated that he and members of his family hold in excess of 80,000 shares of Joule common stock, representing approximately 2.2% of outstanding shares of Joule common stock (approximately 7.6% of the Joule common stock held by the unaffiliated stockholders of Joule), and his belief that the proposed tender offer price of $1.35 per Share was inadequate and recommended that the Special Committee consider alternatives, including a sale of the entire company and other methods for taking Joule private.

        Mr. Leopold also indicated in his letter that he had met informally with Mr. Logothetis, Mr. Wellman and Mr. Clarkin after the Joule annual meeting on February 5, 2003 and had asked Mr. Logothetis whether he would consider a buyout of Joule shares held by the Logothetis family by Mr. Leopold or a group headed by him and including key Joule managers. Mr. Leopold stated that Mr. Logothetis was "unequivocal in his refusal to discuss a sale of the business." The recollection of Mr. Logothetis, Mr. Wellman and Mr. Clarkin of the conversation is that Mr. Leopold's suggestion was that he would be interested in purchasing from the family only that number of Joule shares that, combined with the shares he already owned, would constitute a controlling interest and that the discussion also focused on Mr. Leopold's inquiry as to whether Joule would be interested in merging with his company, Techstaff Inc., with Mr. Leopold maintaining some level of management involvement and having an equity interest in Joule.

        In his letter, in addition to the alternative transactions suggested by Mr. Leopold, he stated that he had the willingness and the where-with-all to purchase the shares owned by the Logothetis family for the $1.35 tender offer price that had been proposed by the JAC Group. Mr. Leopold did not make an offer to purchase shares not owned by the members of the family. A copy of Mr. Leopold's letter is attached as Exhibit 99 (a)(1)(x) to the tender offer statement on Schedule TO filed by JAC in connection with the Tender Offer on November 21, 2003.

        The Special Committee considered the letter from Mr. Leopold. In doing so, it also took into account the stated position of the members of the Logothetis family that they had no interest in selling their respective equity interests in Joule. Accordingly, the Special Committee concluded that it was best to continue discussions with the members of the JAC Group regarding an increase in the price to be offered for the Joule common stock held by the public stockholders.

        On October 2, 2003, the members of the Special Committee, certain members of the JAC Group and Bernard G. Clarkin, the Company's Vice President, Chief Financial Officer and Secretary, held a conference call to negotiate price and other terms. During the call, the JAC Group offered a price increase to $1.50 per share. The members of the Special Committee discussed the matter among themselves and then communicated to the members of the JAC Group participating in the call that a price increase to $1.50 was not acceptable.

        During the following week, members of the Special Committee had discussions with Updata Capital regarding a fair price for the tender offer and short-form merger contemplated by the Initial Going Private Proposal. During the course of those discussions, Updata Capital updated the members of the Special Committee as to the status of its financial analysis and review of the Company. The Special Committee members also held telephone conversations among themselves during which they discussed the financial condition and business of the Company. Thereafter, on October 15, 2003, Messrs. Barnitt and Spohn held a telephone conference with Mr. Wellman, who was acting on behalf of the JAC Group, to attempt to negotiate a higher price. During that call, Mr. Wellman put forth the JAC Group's reasons for its offer to purchase the Joule common stock at $1.50 per share. Over the next few days following the telephone conference call with Mr. Wellman, the members of the Special Committee held further discussions among themselves. On or about October 17, 2003, the members of the Special Committee spoke with Mr. Wellman and Mr. Emanuel Logothetis and, based on the Special Committee's previous discussions with Updata Capital and discussions among the committee members, communicated to Mr. Wellman and Mr. Logothetis that the Special Committee could accept as fair a price of $1.52 per share. After further discussion, Mr. Wellman agreed, on behalf of JAC, to increase the price to be paid to the unaffiliated stockholders of Joule to $1.52 per share.

        Meanwhile, since September 2003, representatives of the JAC Group had been engaged in discussions with Fleet Capital Corporation, Business Finance Group ("Fleet Capital"), the lender for the Company's existing revolving line of credit, in an effort to secure financing for the transactions contemplated by the Initial Going Private Proposal. On November 7, 2003, JAC obtained a proposed oral commitment from Fleet Capital to provide to JAC a loan in the amount of $2,100,000 for such purpose, which was followed by JAC's receipt of a written financing commitment, the terms of which were finalized on November 17, 2003.

        During the week of November 3, 2003, counsel to the Special Committee reported to members of the Special Committee on the discussions held with counsel to the JAC Group. On or about November 7, 2003, counsel communicated to the Special Committee that the JAC Group had obtained the oral commitment from Fleet Capital to finance the transactions at $1.52 per Share and that the loan would be secured by the assets of the operating and real estate subsidiaries of the Company following the short-form merger.

        At a telephonic meeting of the Special Committee on November 11, 2003, Updata Capital made a final presentation to the Special Committee concerning its financial analyses and the principal factors forming the basis for its conclusion. Updata Capital discussed the information it had reviewed and then issued its written opinion to the Special Committee that as of such date, based upon and subject to the assumptions and limitations described in the opinion, the price of $1.52 per share was fair from a financial point of view to the stockholders of the Company other than the JAC Group. Discussion on the matters presented followed among the Special Committee directors and the representatives of Updata Capital. After such discussion, based on the fairness opinion provided by Updata Capital in connection with the proposed offer and short-form merger, and its negotiations with the JAC Group, along with other factors considered by the Special Committee, the Special Committee unanimously determined that the proposed offer and short-form merger were fair to the unaffiliated stockholders of Joule and unanimously recommended that such unaffiliated stockholders accept the offer and tender their Joule common stock to JAC at $1.52 per share (provided that the offer contained the Minimum Tender Condition and the Majority of the Minority Condition and that any stockholders not tendering their Joule common stock and not exercising appraisal rights would receive the same $1.52 per share in the subsequent short-form merger). On November 11, 2003, Updata Capital delivered to each Special Committee member by overnight express courier final written copies of its fairness opinion, drafts of which had been previously furnished to the members of the Special Committee.

        While the Special Committee did not solicit other sales opportunities for Joule, on consideration of the matters addressed herein, and in light of the repeated statements from members of the JAC Group that they would not sell their controlling interest in Joule, the Special Committee felt that, consistent with its duties and the scope of its appointment, it could conclude that the offer and the short-form merger were fair to the unaffiliated stockholders of Joule.

        During the week of November 10, 2003, the respective counsel to the JAC Group and the Special Committee discussed issues related to the structure of the proposed transaction and the conditions set forth in the Initial Going Private Proposal, which would be conditions to the offer and short-form merger. During these conversations, following the November 11, 2003 Special Committee meeting, the JAC Group's counsel informed counsel to the Special Committee that JAC was prepared to go forward with its proposal based on the recommendation of the Special Committee.

        On November 18, 2003, the Special Committee was furnished with a draft of the Offer to Purchase in substantially final form and drafts of related SEC filings to be made by either the Company or the JAC Group, also in substantially final form. The Special Committee members also authorized its representatives to finalize its recommendation for inclusion in the Schedule 14D-9 to be filed by the Company in connection with the Offer.

        On November 18, 2003, the full Board of Directors held a meeting via telephone conference to consider various aspects of the offer and the short-form merger. At that meeting, the Board of Directors, with the members of the Special Committee abstaining, ratified the Indemnification Agreements with the members of the Special Committee. Representatives of Updata Capital, who were also present via telephone conference, notified the Board of Directors that nothing had come to its attention that would cause it to change its fairness opinion of November 11, 2003. With the directors who are members of the JAC Group abstaining, the Board of Directors adopted the conclusion of the Special Committee, and the analysis of the factors considered by the Special Committee underlying the conclusion, that the offer and the short-form merger were substantively and procedurally fair to the unaffiliated stockholders of Joule being asked to tender their Joule common stock. With the directors who are members of the JAC Group abstaining, the Board of Directors approved the offer and the short-form merger for purposes of Section 203 of the DGCL in light of the fact that JAC may have been deemed to have become an "interested stockholder" for purposes of that Section when it acquired the shares of Joule common stock contributed by the JAC Group and the tendered shares.

        On November 21, 2003, JAC commenced the offer (the "Tender Offer") at an offer price of $1.52 per share and Joule distributed the Schedule 14D-9. The Tender Offer was scheduled to expire at 12:00, midnight, on December 19, 2003. On December 22, 2003, JAC announced that approximately 350,000 shares had been tendered in the Tender Offer prior to its originally scheduled expiration date, which was not sufficient to satisfy the Minimum Tender Condition, which required that 678,771 shares be tendered, and that the Tender Offer had been extended until 5:00 P.M. on January 15, 2004. The number of shares tendered at the expiration of the extended offer period was approximately 367,000. Since the Minimum Tender Condition had not been satisfied, JAC determined that the Tender Offer should be withdrawn. At a meeting of the Board of Directors held later on January 15, 2004, the members of the JAC Group advised the independent directors that it was proposing a cash merger in which the unaffiliated stockholders of Joule would receive $1.54 for each share of Joule common stock owned of record by them as an alternative means of going private. The Special Committee, comprised solely of the independent directors, was reconstituted to review, and make recommendations with respect to, the merger proposal. The Special Committee was not specifically authorized to seek purchasers of Joule and was aware of the position of the members of the JAC Group that they would not sell their controlling interest in Joule. Again, however, there were no restrictions placed on the power and authority of the Special Committee in connection with its evaluation of the merger proposal and, if a third party proposal had been received, it would have been considered.

        On January 21, 2004, the Special Committee held a meeting via telephone conference in which members of Sills Cummis participated. Counsel to the Special Committee discussed in detail the fiduciary duties of the members of the Special Committee in connection with the Merger and the going private process. The Special Committee also approved the retention of Updata Capital to serve as the Special Committee's financial advisor and authorized Mr. Barnitt to enter into an engagement letter retaining the services of Updata Capital.

        During the following week, members of Sills Cummis and Updata Capital had several telephone conversations regarding the terms of the proposed engagement of Updata Capital. On February 4, 2004, the chairman of the Special Committee signed an engagement letter with Updata Capital, whereby the Special Committee engaged Updata Capital to continue to serve as the Special Committee's financial advisor. The engagement letter provided for, among other things, payment of a $25,000 fee on the rendering of a fairness opinion relating to the merger proposal received from the JAC Group, regardless of the conclusions reached in such opinion.

        On February 6, 2004, Mr. Wellman and Mr. Clarkin returned a call from Mr. Leopold. In response to Mr. Leopold's inquiry, Mr. Wellman explained in general terms the merger process. Mr. Leopold then represented that he had been contacted by several holders of Joule common stock who had learned of his holdings in the Tender Offer materials and that he and such holders intended to band together to oppose the Merger. In the course of the conversation, Mr. Leopold confirmed that he still owned or controlled approximately 80,000 shares of Joule common stock.

        Over the next couple of weeks, Updata Capital updated its review and analysis of Joule. On February 20, 2004, the Chairman of the Special Committee and representatives of Updata Capital and Sills Cummis participated in a telephone conference call to discuss the status of Updata Capital's valuation analysis and review preliminary conclusions regarding the per share value of Joule's common stock.

        On February 24, 2004, the Special Committee held a meeting via telephone conference with representatives of Sills Cummis and Updata Capital to discuss Updata Capital's preliminary valuation analysis. At this meeting, Updata Capital presented its preliminary findings and conclusions regarding Joule's valuation. Updata Capital's presentation included a detailed summary of the due diligence it had conducted to date and a detailed review of the various valuation methodologies used in its findings. Updata Capital explained the nature of the information that it had reviewed, as well as the nature of the analyses that it had performed and noted the initial conclusions that Updata Capital had reached concerning the then-current offer of $1.54. Updata Capital provided the Special Committee with information concerning the premiums paid in certain comparable transactions and certain other financial information, which information included Updata Capital's views as to prices within a range of fairness, but Updata Capital did not recommend to the Special Committee the specific amount of consideration that should be sought from the JAC Group. Updata Capital advised the Special Committee that, although its analysis was not yet completed, a price of $1.54 per share was not likely to be considered by Updata Capital to be fair, from a financial point of view, to the Company's stockholders unaffiliated with Joule. Following Updata Capital's presentation, after lengthy discussion on the matter, the Special Committee determined that the $1.54 price was not acceptable.

        On February 26, 2004, the Members of the Special Committee had a conference call with Mr. Logothetis and Mr. Wellman and informed them that the $1.54 per share offer was inadequate and that the Special Committee would not be willing to recommend a transaction at that price to Joule's Board of Directors. The Special Committee suggested that the financial advisor to the JAC Group contact Updata Capital to discuss Updata Capital's financial analyses.

        On March 1, 2004, representatives of Updata Capital and Fleet Securities met in order to discuss the price per share of Joule common stock offered by the JAC Group and other terms. Mr. Clarkin and Mr. Barnitt were also present. On March 8, 2004, Mr. Logothetis offered a price increase to $1.70 per share.

        On March 18, 2004, the Special Committee was furnished with a draft of the Information Statement in substantially final form and drafts of related SEC filings to be made by Joule and the JAC Group, also in substantially final form.


At a meeting of the Special Committee held on March 19, 2004 via telephone conference in which members of Sills Cummis participated, Updata Capital made a final presentation to the Special Committee as to the results of its financial analyses and the principal factors forming the basis for its conclusion. Updata Capital discussed the information it had reviewed and then issued its written opinion to the Special Committee that as of such date, based upon and subject to the assumptions and limitations described in the opinion, the price of $1.70 per share was fair from a financial point of view to the stockholders of Joule unaffiliated with the JAC Group (the "Merger Fairness Opinion"). After discussion, based on the Merger Fairness Opinion, along with other factors considered by the Special Committee, the Special Committee unanimously determined that the proposed Merger was fair to the unaffiliated stockholders of Joule and recommended that the Board of Directors approve the Merger Agreement. On March 19, 2004, Updata Capital delivered to each Special Committee member by overnight express courier final written copies of its fairness opinion, drafts of which had been previously furnished to the members of the Special Committee. Although the Special Committee was not specifically authorized to seek purchasers of Joule, there were no restrictions placed on its power and authority in connection with its evaluation of the merger proposal. In light of the repeated statements from members of the JAC Group that they would not sell their controlling interest in Joule, the Special Committee did not solicit other sales opportunities for Joule. Although no other strategic alternatives were considered, no other offers or proposals had been received since the Initial Going Private Proposal was made. If an offer or proposal had been received, it would have been considered. On consideration of the matters addressed herein, the Special Committee felt that, consistent with its duties and the scope of its appointment, it could conclude that the Merger was fair to the unaffiliated stockholders of Joule.


        On March 19, 2004, the Board of Directors held a meeting via telephone conference to consider various aspects of the Merger. Mr. Steven Logothetis did not participate in the meeting. At that meeting, the Board of Directors, with the members of the Special Committee abstaining, ratified the amendments to the Indemnification Agreements with the members of the Special Committee. With the two directors who are members of the JAC Group who participated in the meeting abstaining, the Board of Directors adopted the conclusion of the Special Committee, and the analysis of the factors considered by the Special Committee underlying the conclusion, that the Merger was substantively and procedurally fair to the stockholders of Joule unaffiliated with Joule. With the two directors who are members of the JAC Group who participated in the meeting abstaining, the Board of Directors approved the Merger Agreement.

        On May 5, 2004, the members of the Special Committee held a meeting via telephone conference in which representatives of Updata Capital and Sills Cummis participated. The Special Committee discussed the proposed Merger in light of events that had occurred since the Special Committee meeting on March 19, 2004. At such meeting, Updata Capital advised the Special Committee that nothing had come to its attention to cause it to change its fairness opinion of March 19, 2004. After discussion, the Special Committee reaffirmed its unanimous determination that the proposed Merger is fair to the unaffiliated stockholders Joule.

REASONS FOR AND PURPOSE OF THE MERGER

        In arriving at its decision to proceed with the Merger, JAC and members of the JAC Group considered the factors set forth below.

        Benefits and Detriments of the Merger. In determining whether to effect the Merger at this time, the members of the JAC Group considered the same factors that had originally resulted in their determination to make the Initial Going Private Proposal. The members of the JAC Group considered the general economic environment, its effect on the staffing industry generally and the current and potential financial performance and profitability of Joule. In particular, the economic downturn over the past several years has adversely affected many industries and sectors of the U.S. economy, thereby causing unemployment to rise. As unemployment rises, demand for staffing services generally goes down and there is a negative impact on the financial performance of companies that provide staffing services, including Joule. The members of the JAC Group also considered the following factors:

            . The elimination of costs associated with being a public company, such as fees associated with the preparation and filing of quarterly, annual and other periodic reports with the SEC and the expense of publishing and distributing annual reports and proxy statements to stockholders, directors' fees and other expenses associated with an independent board, stock transfer agency fees and other fees associated with investor relations (estimated to be approximately $200,000 annually), and the increased costs anticipated as a result of the enactment of the Sarbanes-Oxley Act of 2002 and the rules promulgated by the SEC thereunder (estimated to be approximately $135,000 annually);

            . The elimination of the additional burdens on management associated with public reporting and other tasks resulting from Joule's public company status, including, for example, the dedication of time and resources by Joule's management and Board of Directors necessary to maintain investor and public relations;

            . The relatively low volume of trading in the Joule common stock (the average daily trading volume for 2003 through August 20, 2003, the last full trading day before the original announcement of the going-private proposal, was 638 shares), and the determination that the consummation of the Merger would result in immediate liquidity at a premium to historical trading prices for the unaffiliated stockholders of Joule;

            . Public capital market trends adversely affecting companies with a limited public float, including lack of interest by institutional investors;

            . The ineffectiveness of stock options as an incentive to obtain and retain employees of Joule; and

            . The ineffectiveness of Joule's common stock as a form of currency for acquisitions.

        JAC and the members of the JAC Group also considered recent trends in the price of the Joule common stock over the past 3, 6 and 12 months preceding the announcement of the Initial Going Private Proposal on August 21, 2003.

        The members of the JAC Group considered the potential benefits in the form of costs savings and reduction of management time that could be immediately realized upon ceasing to be a publicly held company and that the longer Joule remained a public reporting company, incremental accounting and related costs would be incurred in order to comply with the requirements of the Sarbanes-Oxley Act of 2002 and various rules promulgated by the SEC thereunder. In light of the economy and Joule's operating performance, eliminating or avoiding such costs would be of immediate value. JAC and the members of the JAC Group also considered that Joule's historical underperformance in terms of stock price and trading volume were unlikely to improve significantly in the future because of the lack of public float and analyst coverage. In light of these factors, JAC and the members of the JAC Group considered that it is in the best interest of Joule and its stockholders to effect the Merger at this time.

        JAC and the members of the JAC Group also considered the following factors, each of which they considered to be negative, in their deliberations concerning the fairness of the terms of the Merger:

            . Following the successful completion of the Merger, Joule stockholders (other than the members of the JAC Group) would cease to have the opportunity to participate in the future earnings or growth, if any, of Joule or to benefit from increases, if any, in the value of their holdings of Joule.

            . The financial interests of the members of the JAC Group with regard to the Merger Consideration are adverse to the financial interests of the unaffiliated stockholders of Joule. In addition, officers and directors of Joule may have conflicts of interest in connection with the Merger. See "Interests of Certain Persons in the Merger; Conflicts of Interest."

POSITION OF THE JAC GROUP REGARDING THE FAIRNESS OF THE MERGER

        The requirements of Rule 13e-3 and related rules under the Exchange Act require the members of the JAC Group, as affiliates of Joule, to express their belief as to the fairness of the Merger to the unaffiliated stockholders of Joule.

        The members of the JAC Group believe that the Merger is both substantively and procedurally fair to the unaffiliated stockholders of Joule. The members of the JAC Group base their belief on their observations of the following factors, each of which, in the judgment of the members of the JAC Group, supports their views as to the fairness of the Merger:

            . The Merger Consideration represents a 30.8% premium over the closing price of Joule common stock on August 20, 2003, the last full trading day before the public announcement of the JAC Group's original proposal to take Joule private, a 58.9% premium over the average closing price of Joule common stock between January 1, 2003, and August 20, 2003 and a 63.5% premium over the average closing price of Joule common stock for the twelve-month period ended August 20, 2003. The premiums over historical trading prices represented by the Merger Consideration support the substantive fairness of the Merger. The members of the JAC Group believe that trading subsequent to August 20, 2003, which ranged from $1.31 to $1.60 during the period that the Initial Going Private Proposal and the Tender Offer were pending and from $1.42 to $1.95 during the period following announcement of the Merger proposal on January 16, 2004 through May 4, 2004, is not meaningful because of the influence of the various proposals made by JAC. Although the Joule common stock has traded above the Merger Consideration on several occasions, such price levels have been reached on a limited number of transactions, generally not effected through the American Stock Exchange. The members of the JAC Group know of no explanation for these increases in the trading price above the Merger Consideration.

            . Joule stockholders have the ability to assert appraisal rights and seek payment of the judicially appraised fair value of their Joule common stock under Section 262 of the DGCL, further supporting the procedural fairness of the Merger.

            . The members of the JAC Group believe the Merger Consideration to be fair considering Joule's recent financial performance, profitability and uncertain growth prospects. In addition, the Merger would shift the risk of the future financial performance of Joule from the public stockholders, who do not have the power to control decisions made as to Joule's business, entirely to the members of the JAC Group, who would have the power to control Joule's business and have the resources to manage and bear the risks inherent in the business over the long term.

            . The members of the JAC Group believe that the general economic environment and the market for staffing companies remain uncertain.

            . The Merger provides the opportunity for Joule stockholders not affiliated with JAC or the JAC Group to sell all of their Joule common stock without the risk of fluctuation in the sale price that may otherwise be associated with such a sale and without incurring brokerage and other costs typically associated with market sales (other than fees that may be charged by a broker or nominee for Joule common stock held in "street name").

            . The approval of the Merger by the Special Committee provides such stockholders with an independent evaluation of the substantive fairness of the Merger and supports the procedural fairness of the Merger.

            . While the members of the JAC Group did not adopt the analyses and conclusions of Updata Capital, which they believe overvalued Joule, they did consider the fact that the receipt by the Special Committee of the opinion from Updata Capital as to the fairness of the Merger Consideration from a financial point of view to the unaffiliated stockholders of Joule provides such stockholders with an independent expert's evaluation of the financial fairness of the Merger and supports the procedural fairness of the Merger.


        The members of the JAC Group do not believe that the liquidation value, which in a liquidation analysis prepared by management ranged from $0.81 to $1.19 per share, is materially relevant to the market value of Joule's business based upon their understanding of the staffing industry and their general business knowledge that liquidation sales generally result in proceeds substantially less than the sale of a going concern business. The members of the JAC Group also concluded that book value, which at December 31, 2003 was $8,736,000 or approximately $2.37 per share, did not reflect a realizable market value for the Joule common stock. In this regard, they noted that, with several exceptions for short periods of time with low trading volume, Joule common stock has traded in the public market at levels well below book value for the last five years. In addition, in light of the stated lack of interest of the members of the JAC Group in selling their shares, the JAC Group did not consider the going concern value of Joule to a third party to be relevant. The members of the JAC Group did take into account, as a measure of the going concern value of Joule, a discounted cash flow analysis performed by Fleet Securities that indicated a range of equity values that was lower than the range of $1.05 to $2.83 calculated by Updata Capital in its analysis.


        The members of the JAC Group also considered the following factors, each of which they considered negative, in their deliberations concerning the fairness of the terms of the Merger:

            . Following the successful completion of the Merger, Joule stockholders (other than members of the JAC Group) would cease to have the opportunity to participate in the future earnings or growth, if any, of Joule or benefit from increases, if any, in the value of their holdings of Joule.

            . The financial interests of the JAC Group with regard to the Merger Consideration are adverse to the financial interests of the unaffiliated stockholders of Joule. In addition, officers and directors of Joule may have conflicts of interest in connection with the Merger. See "Interests of Certain Persons in the Merger; Conflicts of Interest."

            . Although the members of the JAC Group believe the Merger is fair and the Special Committee has received the Merger Fairness Opinion from Updata Capital, the Merger Consideration may be less than what would be obtained if the entire company was sold to an independent third party. In light of the position of the JAC Group that they were not interested in selling their shares, the members of the JAC Group did not consider this factor to be relevant to their determination of fairness.

        The foregoing discussion of the information and factors considered by the members of the JAC Group is not intended to be exhaustive but includes all material factors considered. In view of the variety of factors considered in connection with their evaluation of the Merger, the members of the JAC Group did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determination and recommendation. However, considering these factors as a whole and in the context of Joule's financial position, the transaction was considered to be in the best interests of Joule and its unaffiliated stockholders.

        The members of the JAC Group have not requested or sought to obtain any report, opinion or appraisal from an outside party relating to the consideration or fairness of the consideration offered to the unaffiliated stockholders of Joule.

RECOMMENDATION OF THE SPECIAL COMMITTEE; FAIRNESS OF THE MERGER

        In determining that the Merger is fair to the unaffiliated stockholders of Joule and the Merger, the Special Committee considered a number of factors, including the following, each of which the Special Committee considered to support the fairness of the Merger:

        Market Price and Premium. The Special Committee considered the recent and historical price and trading activity of the common stock of Joule. In particular, the Special Committee considered that the Merger Consideration of $1.70 per share represents a premium of 30.8% over the closing price on August 20, 2003, the last full trading day before the public announcement of the Initial Going Private Proposal, a 58.9% premium over the average closing price between January 1, 2003 and August 20, 2003 and a 63.5% premium over the average closing price for the twelve-month period ended August 20, 2003.

        Lack of Viable Market for Joule Common Stock. The Special Committee considered the low trading volume of the Joule common stock and the fact that the public float for the Joule common stock held by the stockholders other than the JAC Group consists of only approximately 28.4% of the outstanding shares of Joule common stock. Because of the limited float and relatively low trading volume in the Joule common stock, the Special Committee believed that attempts to sell significant portions of the Joule common stock would cause substantial downward pressure on market prices for the Joule common stock and, therefore, believed that the Merger represents an opportunity for public stockholders to realize a higher price for their Joule common stock than might be realized in market transactions in the near term. The relatively thin trading market and the lack of liquidity of the Joule common stock and the lack of success, due to the relatively small market capitalization, in attracting institutional investors to invest in, or research analysts to report on, Joule were also considered by the Special Committee.


        Fairness Opinion and Analyses. The Special Committee considered the conclusion of the Merger Fairness Opinion of Updata Capital that, based upon and subject to the assumptions and limitations described in the Merger Fairness Opinion, the consideration to be received by the unaffiliated stockholders of Joule in connection with the Merger was fair to them from a financial point of view. A summary of the Merger Fairness Opinion and the factors considered in giving the Merger Fairness Opinion is set forth in "Special Factors -- Opinion of Financial Advisor to the Special Committee" (the "Merger Fairness Opinion Summary"). A copy of the Merger Fairness Opinion setting forth the assumptions made, matters considered and limitations on the review undertaken by Updata Capital is attached as Appendix C to this Information Statement. Stockholders are urged to read the Merger Fairness Opinion Summary and the Merger Fairness Opinion carefully and in their entirety.

        As part of its review of the proposed Merger, the Special Committee reviewed certain analyses prepared by Updata Capital, two of which analyses appear not to support the recommendation of the Special Committee in favor of the Merger. Specifically, the Special Committee reviewed the comparable company analyses prepared by Updata Capital of (i) the enterprise value as a multiple of the estimated calendar year 2004 revenues and (ii) the enterprise value as a multiple of the last twelve month ("LTM") operating cash flow ("EBITDA") with those of other publicly traded multi-services staffing companies that Updata Capital deemed relevant with enterprise values (market values minus cash and equivalents, plus debt) of less than $500 million, in which the implied Joule share prices at the low end of the range exceeded the per share Merger Consideration of $1.70.

        While the above-referenced revenue and EBITDA-based analyses appear not to support a recommendation in favor of the Merger, the Special Committee took into account the advice of Updata Capital that the analyses based on earnings and premiums paid in comparable transactions were more relevant to a valuation of Joule than the analyses based on revenue and EBITDA in light of the fact that Joule has historically experienced low returns on revenue due to its concentration on the low margin commercial and industrial sectors of the staffing industry and its small size that prevents it from realizing certain economies of scale, including the costs of being a public company.

        The Special Committee also took into account the discounted cash flow analysis prepared by Updata Capital that indicated per share equity values for Joule of $1.05 to $2.83.


        Merger Consideration. The Special Committee considered that JAC raised the tender offer price to $1.52 per share from its initial proposal of $1.35 per share and that the Merger Consideration of $1.70 per share, which is to be paid entirely in cash, was JAC's highest and best offer for the Joule common stock.

        Special Committee Formation and Negotiation. The Special Committee considered the fact that certain terms of the Merger and the transactions contemplated thereby were the product of the Special Committee's negotiations with JAC and members of the JAC Group. The Special Committee also considered the fact that its members were not employed by Joule or affiliated with JAC or the members of the JAC Group and that none of the Special Committee's members had any material agreement or promise of a future material benefit from Joule, JAC or the members of the JAC Group (other than benefits received as directors, including director compensation and indemnification described in "Special Factors -- Certain Information Concerning the Special Committee.")

        Availability of Appraisal Rights. The Special Committee considered that appraisal rights will be available to the Joule stockholders in connection with the Merger.

        Independent Financial and Legal Advisors. The Special Committee had the benefit of advice from an independent and experienced financial advisor that reviewed and evaluated the Merger and the Merger Consideration. In addition, the Special Committee retained independent and experienced legal counsel to assist it in performing its duties.

        Business Prospects. In addition to other factors discussed herein, the Special Committee considered Joule's business, prospects, financial condition, results of operations and current business strategy and the challenges Joule would face if it did not proceed with the proposed transaction contemplated by the Merger, including, but not limited to, the increasing costs associated with being a public company in light of the passage of the Sarbanes-Oxley Act of 2002 and recent corporate governance regulations and other factors, the lack of trading volume and analyst coverage for Joule common stock, Joule's historical performance and Joule's lack of access to equity capital to grow and expand.

        Unwillingness of JAC Group to Sell Their Interests. The Special Committee also considered the fact that each member of the JAC Group has stated that he or she is not interested in selling all or any portion of his or her equity interest in Joule to a third party and that, there is no current third-party offer regarding the acquisition of shares that are not owned by the JAC Group and that no formal offer has been received in the past several years. See "Special Factors -- Background of the Merger."

        Net Book Value and Liquidation Value Analyses. The net book value of Joule was $8,736,000 or approximately $2.37 per share, as of December 31, 2003. The Special Committee considered net book value in the context of its review of the liquidation analysis prepared by management, which was reviewed, but not independently determined or verified, by Updata Capital. Although the net book value per share as of December 31, 2003 is higher than the Merger Consideration, the liquidation value of the shares ranged from $0.81 to $1.19, which is lower than the Merger Consideration. Accordingly, the Special Committee did not consider net book value as a particularly reliable indicator of Joule's value in determining the fairness of the transaction. In the past five years, with few exceptions, public trading in Joule common stock has been at levels well below book value. In addition, the Special Committee did not consider the going concern value of Joule to a third party given the stated lack of interest of the members of the JAC Group in selling their shares or approving a sale of the business. See "Special Factors -- Background of the Merger."

        In addition to the above, the Special Committee considered the following factors that make the transaction less attractive to the stockholders of Joule:

        Taxable Transaction. The Special Committee considered that the Merger could result in a taxable gain to Joule's stockholders, including those who may otherwise have preferred to retain their Joule common stock to defer the occurrence of a taxable event.

        Conditional Financing Commitment. The Special Committee considered the fact that there are various conditions precedent to the obligation of Fleet Capital to make available to JAC sufficient funds to finance the Merger and to pay related fees and expenses incurred by JAC and that JAC currently has no alternative arrangement in place to finance the Merger in the event that sufficient funds from Fleet Capital are not available for any reason. See "The Merger -- Section 8, Merger Financing."


        Future Prospects of Joule Post-Merger. The Special Committee also considered the fact that, assuming the Merger is completed, all holders of Joule common stock (other than the members of the JAC Group) will not participate in any future growth of Joule. In this regard, the Special Committee took into consideration the projections prepared by management that forecast net income of $313,000 and $348,000 in fiscal 2004 and 2005, respectively, compared to net losses of $162,000 and $264,000 in fiscal 2002 and 2003, respectively. See "Certain Information Concerning Joule -- Selected Consolidated Financial Information" and "Certain Information Concerning Joule -- Joule Financial Projections." However, because projections necessarily reflect estimates and assumptions with respect to company and industry performance and general business and economic conditions that may not be accurate and may not be realized, the Special Committee concluded that there was no assurance that actual results would not be materially different from those contained in the projections. Further, in the view of the Special Committee, the fact that the projections show an improving financial situation is adequately reflected in the Merger Consideration of $1.70 per share, which represents a 10% increase in the amount initially proposed by the JAC Group for the Merger and a 26% increase in the Initial Going Private Proposal.


        The description set forth above is not intended to be exhaustive but summarizes the material factors considered by the Special Committee. In view of its many considerations, the Special Committee did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered by the Special Committee. In addition, individual members of the Special Committee may have given different weights to the various factors considered. After weighing all of these considerations, the Special Committee unanimously determined that the Merger is substantively and procedurally fair to the unaffiliated stockholders of Joule and recommended that the Board of Directors approve the Merger Agreement.

        The Board of Directors of Joule, consisting of the three members of the Special Committee (with the two directors who are members of the JAC Group who participated in the meeting abstaining), unanimously determined that the Merger is substantively and procedurally fair to the unaffiliated stockholders of Joule based upon the factors considered by the Special Committee, and the analyses and conclusions of the Special Committee with regard to such determination, as set forth above under "Special Factors -- Recommendation of the Special Committee; Fairness of the Merger," were expressly adopted by the Board of Directors. In view of its many considerations, the Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered by it. In addition, individual members of the Board may have given different weights to the various factors considered.

CERTAIN INFORMATION CONCERNING THE SPECIAL COMMITTEE

        Set forth below is information concerning the members of the Special Committee, including the present principal occupation and address of each member of the Special Committee as well as information concerning each member's security holdings of Joule:

            . Richard P. Barnitt, a United States citizen, has served as a financial consultant to various companies, including Joule, since 1989, since his retirement in 1988 from Kidde Inc., where he had been employed since 1963, most recently as Senior Vice President and Chief Financial Officer. The business address of Mr. Barnitt is c/o Joule Inc., 1245 U.S. Route 1 South, Edison, New Jersey 08837.

            . Robert W. Howard, a United States citizen, has been Chairman of the Board of Reisen Lumber and Millwork Company since 1995. He was President of Reisen Lumber Industries from 1986 to 1995 and has served as Chairman of the Board of Reisen Lumber Industries since 1986. The business address of Mr. Howard is c/o Joule Inc., 1245 U.S. Route 1 South, Edison, New Jersey 08837.

            . Andrew G. Spohn, a United States citizen, was a Senior Vice President of Lee Hecht Harrison, a career consulting firm and a subsidiary of Adecco SA, from 2001 to 2003. From 1999 to 2001, he was a business consultant focusing on strategic planning and human resources. From 1997 to 1999, he was Chief Executive Officer of Singer Asset Finance Company, L.L.C., a wholly owned subsidiary of Enhance Financial Services Group. The business address of Mr. Spohn is c/o Joule Inc., 1245 U.S. Route 1 South, Edison, New Jersey 08837.

        Mr. Barnitt, Mr. Howard and Mr. Spohn beneficially own 1,000, 9,200 and 3,200 shares of common stock of Joule, respectively, and each has sole voting and disposition power with respect to such shares of Joule common stock.

        Joule has entered into separate Indemnification Agreements with the members of the Special Committee in accordance with Joule's by-law provision providing for the indemnification of directors to the maximum extent authorized by applicable law. The Indemnification Agreements provide for mandatory advancement of expenses, subject to receipt by Joule of a reimbursement undertaking if it is ultimately determined that the director is not entitled to indemnification, accelerated procedures for determining whether the applicable standard of conduct entitling a director to indemnification has been met, appeal rights in the event of an unfavorable determination and procedures under which a favorable determination as to a director's right to indemnification will be deemed to have been made if Joule has not taken certain actions to obtain a determination. The Indemnification Agreements also require that Joule maintain its existing directors' and officers' insurance until the Merger is consummated or abandoned and, if consummated, to purchase tail coverage for a period of three years on substantially the same terms.

        Directors who are not employees of Joule, including the members of the Special Committee, receive directors' fees of $500 for each meeting of the Board or a committee thereof that they attend and are reimbursed for their out-of-pocket expenses incurred in connection with their activities as directors. Also, such directors receive a monthly retainer of $400. During Joule's fiscal year ended September 30, 2003, Richard Barnitt, a member and Chairman of the Special Committee, received fees of $1,000 per month for his services as a consultant to Joule. After the Merger, the members of the Special Committee will no longer serve as directors of Joule.

        Except as set forth in this Information Statement, no member of the Special Committee or associate of any member beneficially owns any equity securities of Joule.

        Except as set forth in this Information Statement, no member of the Special Committee has any agreement, arrangement, understanding or relationship with any other person with respect to any securities of Joule, including, without limitation, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any securities of Joule, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

        Except as set forth in this Information Statement, no member of the Special Committee has any security of Joule that is pledged or otherwise subject to a contingency that would give another person the power to direct the voting or disposition of such security.

        During the last five years, no member of the Special Committee has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor has any of them been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation with respect to such laws.

        Except as set forth in this Information Statement, there have been no transactions during the past two years between any member of the Special Committee and Joule or any of Joule's affiliates that are not natural persons where the aggregate value of the transactions was more than 1 % of Joule's consolidated revenues for the fiscal year ended fiscal 2002 for transactions in fiscal 2002 and for the fiscal year ended 2003 for transactions in fiscal 2003.

        Except as set forth in this Information Statement, there have been no transactions during the past two years between any member of the Special Committee and Joule or any executive officer, director or affiliate of Joule who is a natural person where the aggregate value of the transaction or series of similar transactions with that person exceeded $60,000.

        Except as set forth in this Information Statement, there have been no negotiations, transactions or material contacts during the past two years between any member of the Special Committee, on the one hand, and Joule or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of any class of Joule's securities, an election of Joule's directors, or a sale or other transfer of a material amount of assets of Joule, nor, to the best knowledge of the members of the Special Committee, have there been any negotiations or material contacts between (i) any affiliates of Joule or (ii) Joule or any of its affiliates and any person not affiliated with Joule who would have a direct interest in such matters.

OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

        Under a letter agreement, dated September 11, 2003, the Special Committee originally retained Updata Capital to serve as the financial advisor to the Special Committee for the purpose of evaluating the Initial Going-Private Proposal and the Tender Offer. On February 4, 2004, Updata Capital was re-engaged by the Special Committee to serve as its financial advisor to evaluate the Merger. Updata Capital has delivered the Merger Fairness Opinion to the Special Committee that, as of March 19, 2004, the $1.70 price per Share to be received in the Merger was fair, from a financial point of view, to Joule's public stockholders unaffiliated with the JAC Group. The full text of the Merger Fairness Opinion, which explains the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Updata Capital in rendering its opinion, is attached as Appendix C hereto. The Merger Fairness Opinion, as well as the other information described in this section should be read carefully and in their entirety. Updata Capital has consented to the inclusion of the Merger Fairness Opinion and the summary of the Merger Fairness Opinion in this Information Statement.

        Updata Capital's written opinion is directed to the Special Committee and only addresses the fairness of the Merger Consideration from a financial point of view as of the date of the opinion. Updata Capital's opinion is limited to the fairness, from a financial point of view, to the holders of the Company's common stock (other than members of the JAC Group) of the Merger Consideration and Updata Capital does not express any opinion as to the underlying decision of the Special Committee to recommend the Merger. The following is only a summary of the Merger Fairness Opinion. Stockholders are urged to read the entire Merger Fairness Opinion. The following summary is qualified in its entirety by reference to the full text of the Merger Fairness Opinion.

        In connection with rendering its opinion, Updata Capital:

        . Reviewed the then most recent draft of the Merger Agreement dated March 16, 2004 and certain related documents and based its opinion on its understanding that the terms and conditions therein would not materially change;
        . Reviewed and analyzed certain publicly available audited and unaudited financial statements of Joule and certain other publicly available information of Joule;

        . Reviewed certain internal financial and operating information concerning Joule, including certain projections relating to Joule prepared by its management and an analysis prepared by its management regarding a possible liquidation of Joule's assets following termination of operations;
        . Reviewed certain financial performance and trading data regarding Joule and compared them with similar data regarding public companies Updata Capital deemed comparable in whole or in part to Joule;
        . Reviewed certain publicly available information concerning the historical stock price of Joule common stock;
        . Reviewed the financial terms, to the extent publicly available, of certain business combinations that Updata Capital believed to be generally comparable to the Merger; and
        . Reviewed such other information, performed such other analyses and procedures, and considered such other factors as Updata Capital deemed appropriate for purposes of its opinion.


        In connection with its review, Updata Capital assumed and relied upon, the accuracy and completeness of all financial and other information supplied to Updata Capital by Joule, and all publicly available information. Updata Capital further relied upon the assurances of management of Joule that they were unaware of any facts that would make the information provided Updata Capital incomplete or misleading in any material respect. Updata Capital assumed that there had been no material change in the assets, financial condition or business of Joule (taken as a whole) since the date that the most recent financial statements were made available to Updata Capital. With respect to the liquidation analysis provided by Joule and examined by Updata Capital, Updata Capital assumed that the liquidation analysis accurately reflected the range of values that would be available to be distributed to stockholders upon liquidation of Joule. Updata Capital did not perform any independent valuation or appraisal of the assets or liabilities of Joule.

        With respect to financial forecasts, Updata Capital assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Joule as to the future financial performance of Joule. The forecasts and projections were based on numerous variables and assumptions that were inherently uncertain, including, without limitation, facts related to general economic and market conditions. Accordingly, Updata Capital noted that actual results could vary significantly from those set forth in such forecasts and projections. Updata Capital's opinion was necessarily based on share prices, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to Updata Capital up to and including, the date of the opinion. Although developments following the date of the Merger Fairness Opinion may affect the opinion, Updata Capital assumed no obligation to update, revise or reaffirm the opinion. In rendering its opinion, Updata Capital did not address the relative merits of the Merger or any alternative potential transaction and did not solicit other bids to purchase Joule.


        The following is a brief summary of the material financial analyses performed by Updata Capital in preparing its opinion:

        Historical Trading Analysis. Updata Capital reviewed the historical price performance of Joule common stock in 2002, 2003 and 2004, and compared Joule's price performance during (i) the 12 months prior to August 20, 2003 and
(ii) the period from August 21, 2003 to March 16, 2004 to the NASDAQ and to a composite index consisting of a group of publicly traded stocks of companies deemed to be relevant. Updata Capital noted that none of the companies used in the historical trading analysis is identical to Joule. Summaries of the closing trading price history of Joule common stock prior to August 21, 2003 are shown in the table below:

Joule Closing Prices           Low       Median      Mean       High
---------------------------------------------------------------------
30 Trading Days               $ 1.10     $ 1.30     $ 1.30     $ 1.48
60 Trading Days               $  .96     $ 1.15     $ 1.17     $ 1.48
90 Trading Days               $  .85     $ 1.05     $ 1.10     $ 1.48
Last 12 Months                $  .70     $ 1.05     $ 1.04     $ 1.48

        Comparable Company Analysis. Updata Capital compared certain financial information and valuation ratios relating to Joule with those of certain other publicly traded multi-services staffing companies. Updata Capital noted that the selected comparable companies did not represent the entire universe of potentially relevant multi-serving staffing companies, and that none of the companies used in the analysis is identical to Joule. The companies included were Ablest Inc., Butler International, Inc., CDI Corporation, Diversified Corporate Resources, Inc., General Employment Enterprise, Inc., Hudson Highland Group, Inc., Remedytemp, Inc., Comforce, Inc., Venturi Partners, Stratus Services Group Inc., Volt Information Sciences, Inc. and Westaff, Inc.

        Specifically, Updata Capital analyzed the respective multiples of the enterprise value of these companies to their last twelve months revenue, projected 2004 revenue and last twelve months' earnings before interest, taxes, depreciation and amortization ("EBITDA"). Enterprise value is calculated as market capitalization, plus the company's short term and long term debt obligations if any, less the company's cash, cash equivalents and short-term investments. Updata Capital's analysis indicated the following:

                          Enterprise Value as a Multiple of:
             ------------------------------------------------------------
                 LTM Revenues        2004CY Revenue        LTM EBITDA
-------------------------------------------------------------------------
Low                  .10x                 .15x                 7.3x
High                 .36x                 .18x                18.3x

Mean                 .22x                 .17x                11.9x
Median               .19x                 .17x                11.4x

        Updata Capital then derived a range of implied per Share equity values for Joule by applying the multiples of the comparable companies listed above to corresponding data for Joule. This analysis indicated the following:

                              Implied Joule Share Price:
             ------------------------------------------------------------
                 LTM Revenues        2004CY Revenue        LTM EBITDA
-------------------------------------------------------------------------
Low                 $ 1.02               $ 1.97              $  .97
High                $ 5.54               $ 2.61              $ 3.77

Mean                $ 2.97               $ 2.33              $ 2.15
Median              $ 2.56               $ 2.41              $ 2.03

        However, Updata Capital noted that trading multiples of publicly traded companies are impacted by the relative size of these companies. As a result, Updata Capital reviewed and compared the actual financial, operating and stock market information of those companies in the initial Comparable Company Analysis with last twelve months' revenues of less than $500 million. These companies included Ablest Inc., Butler International, Inc., Diversified Corporate Resources, Inc., Stratus Services Group Inc., Remedytemp, Inc., General Employment Enterprise, Inc., Comforce, Inc. and Venturi Partners.

        Updata Capital analyzed the respective multiples of the enterprise value of these companies to their last twelve months' revenues and EBITDA. Updata Capital's analysis indicated the following:

                                  Enterprise Value as a Multiple of:
                          --------------------------------------------------
                              LTM Revenues                    LTM EBITDA
----------------------------------------------------------------------------
Low                               .13x                           10.6x
High                              .34x                           12.4x

Mean                              .23x                           11.7x
Median                            .24x                           12.1x

        Updata Capital then derived a range of implied per Share equity values for Joule by applying the multiples of the comparable companies listed above to corresponding data for Joule. This analysis indicated the following:

                                      Implied Joule Share Price:
                          --------------------------------------------------
                              LTM Revenues                    LTM EBITDA
----------------------------------------------------------------------------
Low                              $ 1.49                         $ 1.81
High                             $ 5.54                         $ 2.28

Mean                             $ 3.44                         $ 2.09
Median                           $ 3.57                         $ 2.19

        Updata Capital reviewed but did not compare the enterprise value of Joule expressed as a multiple of earnings before interest and taxes ("EBIT"), or the equity value of Joule representing the share price of Joule expressed as a multiple of net income per share. In both cases Joule did not have a meaningful positive, from a multiples valuation standpoint, EBIT or net income on an LTM basis in 2003.

        Comparable Industry Transaction Analysis. Updata Capital reviewed and compared 21 comparable transactions that were announced between January 1, 2002 and February 29, 2004 involving companies in lines of business believed to be generally comparable to those of Joule in the multi-services staffing industry. Updata Capital noted that the selected precedent transactions were not intended to be representative of the entire range of precedent transactions in the multi-services staffing industry.

        Specifically, Updata Capital analyzed the respective multiples of the enterprise value of these companies to their last twelve months' revenues and EBITDA. Updata Capital's analysis indicated the following:

                                  Enterprise Value as a Multiple of:
                          --------------------------------------------------
                              LTM Revenues                    LTM EBITDA
----------------------------------------------------------------------------
Low                               .10x                           3.9x
High                              .62x                           8.9x

Mean                              .33x                           6.4x
Median                            .22x                           6.3x

        Updata Capital then derived a range of implied per share equity values for Joule by applying the multiples of the comparable companies listed above to corresponding data for Joule. This analysis indicated the following:

                                      Implied Joule Share Price:
                          --------------------------------------------------
                              LTM Revenues                    LTM EBITDA
----------------------------------------------------------------------------
Low                              $  1.02                        $  .10
High                             $ 10.62                        $ 1.37

Mean                             $  5.29                        $  .74
Median                           $  3.30                        $  .72

        Premium Paid Analysis. Updata Capital reviewed selected publicly available financial and stock market information of 33 "Going Private" transactions that were announced between January 1, 2001 and January 31, 2004. Updata Capital analyzed the information on these transactions using three criteria: (i) the purchase price as a percentage premium to the share price one day prior to the announcement of the transaction, (ii) the purchase price as a percentage premium to the share price five days prior to the announcement of the transaction and (iii) the purchase price as a percentage premium to the share price twenty days prior to the announcement of the transaction. This analysis indicated the following:

                                    Percentage Premium Over:
                 -------------------------------------------------------------
                    One day prior     Five days prior     Twenty days prior
                     Share Price        Share Price          Share Price
------------------------------------------------------------------------------
Low                     (2.4)%            (17.1)%               (2.6)%
High                    86.7%              93.1%                86.9%

Mean                    28.3%              31.0%                32.4%
Median                  17.7%              22.6%                26.9%

        Updata Capital then derived a range of implied per share equity values for Joule by applying the percentage premiums from the comparable transactions to Joule's trading price, 1, 5, and 20 trading days prior to August 21, 2003, the date of the original announcement of the going private proposal. This analysis indicated the following:

                                  Implied Joule Share Price:
                 -------------------------------------------------------------
                    One day prior     Five days prior     Twenty days prior
                     Share Price        Share Price          Share Price
------------------------------------------------------------------------------
Low                     $ 1.27             $ 1.08               $ 1.12
High                    $ 2.43             $ 2.51               $ 2.15

Mean                    $ 1.67             $ 1.70               $ 1.52
Median                  $ 1.53             $ 1.59               $ 1.46

        Updata Capital reviewed selected publicly available financial and stock market information of twelve "going private" transactions that were announced between January 1, 2001 and January 31, 2004 in which the deal value was less than $50 million. Updata Capital analyzed the information on these transactions using three criteria: (i) the purchase price as a percentage premium to the share price one day prior to the announcement of the transaction, (ii) the purchase price as a percentage premium to the share price five days prior to the announcement of the transaction and (iii) the purchase price as a percentage premium to the share price twenty days prior to the announcement of the transaction. This analysis indicated the following:

                                    Percentage Premium Over:
                 -------------------------------------------------------------
                    One day prior     Five days prior     Twenty days prior
                     Share Price        Share Price          Share Price
------------------------------------------------------------------------------
Low                     (2.2)%              0.6%                (2.2)%
High                    86.7%              93.1%                83.8%

Mean                    33.3%              36.3%                35.9%
Median                  18.9%              25.0%                24.0%

         Updata Capital then derived a range of implied per share equity values for Joule by applying the percentage premiums from the comparable transactions to Joule's trading price, 1, 5 and 20 trading days prior to August 21, 2003, the date of the original announcement of the going private proposal. This analysis indicated the following:

                                  Implied Joule Share Price:
                 -------------------------------------------------------------
                    One day prior     Five days prior     Twenty days prior
                     Share Price        Share Price          Share Price
------------------------------------------------------------------------------
Low                     $ 1.27             $ 1.31               $ 1.12
High                    $ 2.43             $ 2.51               $ 2.11

Mean                    $ 1.73             $ 1.77               $ 1.56
Median                  $ 1.55             $ 1.63               $ 1.43

        Updata Capital reviewed selected publicly available financial and stock market information of 13 "going private" transactions that were announced between January 1, 2001 and January 31, 2004, each of which involved the acquisition of a minority interest. Updata Capital analyzed the information on these transactions using three criteria: (i) the purchase price as a percentage premium to the share price one day prior to the original announcement of the transaction, (ii) the purchase price as a percentage premium to the share price five days prior to the announcement of the transaction and (iii) the purchase price as a percentage premium to the share price twenty days prior to the announcement of the transaction. This analysis indicated the following:

                                    Percentage Premium Over:
                 -------------------------------------------------------------
                    One day prior     Five days prior     Twenty days prior
                     Share Price        Share Price          Share Price
------------------------------------------------------------------------------
Low                     (2.4)%            (17.1)%                1.9%
High                    79.8%              81.8%                86.9%

Mean                    24.9%              25.0%                30.7%
Median                  13.8%              11.3%                24.9%

        Updata Capital then derived a range of implied per share equity values for Joule by applying the percentage premiums from the comparable transactions to Joule's trading price, 1, 5 and 20 trading days prior to August 21, 2003, the date of the original announcement of the going private proposal. This analysis indicated the following:

                                   Implied Joule Share Price:
                 -------------------------------------------------------------
                    One day prior     Five days prior     Twenty days prior
                     Share Price        Share Price          Share Price
------------------------------------------------------------------------------
Low                     $ 1.27             $ 1.08               $ 1.17
High                    $ 2.34             $ 2.36               $ 2.15

Mean                    $ 1.62             $ 1.63               $ 1.50
Median                  $ 1.48             $ 1.45               $ 1.44

        Discounted Cash Flow Analysis: Using a discounted cash flow analysis, Updata Capital calculated a range of implied per share equity values based upon the present value of the after-tax estimated free cash flows that Joule could be expected to generate after December 31, 2003 based on projections and other financial information provided by Joule and projections and other financial information developed by Updata Capital, based on discussions with Joule management. Updata Capital made a variety of assumptions in the discounted cash flow analysis, including utilizing a range of discount rates from 9.8% to 19.8% and a range of terminal values for Joule from 4.0x EBITDA to 6.0x EBITDA. Updata Capital's discounted cash flow analysis indicated a range of per share equity values for Joule of $1.05 to $2.83.

        Liquidation Analysis. Updata Capital reviewed, but did not independently determine or verify, the analysis prepared by Joule management of the per share liquidation value if Joule were to cease operation and liquidate its assets as of December 31, 2003 and distribute the remaining cash to Joule stockholders. The analysis yielded an estimated range of value between $0.81 and $1.19 per Share.

        Conclusion. The summary set forth above describes the principal elements of the overview provided by Updata Capital to the Special Committee on March 19, 2004. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, an opinion is not readily susceptible to summary description. Updata Capital did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support its opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, Updata Capital considered the results of the analyses in light of each other and ultimately reached its opinion based upon the results of all analyses taken as a whole. Updata Capital did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, support its determination. Accordingly, notwithstanding the separate factors summarized above, Updata Capital believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. Two of the analyses described above do not appear to support the recommendation of the Special Committee in favor of the Merger. Specifically, the comparable company analyses of (i) the enterprise value as a multiple of the estimated calendar year 2004 revenues and (ii) the enterprise value as a multiple of the LTM EBITDA (when compared to trading multiples for certain publicly held multi-service staffing companies with enterprise values less than $500 million that Updata Capital deemed relevant), resulted in implied Joule share prices at the low end of the range that exceeded the per share Merger Consideration of $1.70. However, Updata Capital advised the members of the Special Committee that the analyses based on earnings and premiums paid in comparable transactions were more relevant to a valuation of Joule than the analyses based on revenue and EBITDA in light of the fact that Joule has historically experienced low returns on revenue due to its concentration on the low margin commercial and industrial sectors of the staffing industry and its small size that prevents it from realizing certain economies of scale, including the costs of being a public company.


        The conclusions reached by Updata Capital may involve significant elements of subjective judgment and qualitative analysis. In performing its analyses, Updata Capital made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Updata Capital are not necessarily indicative of actual value or future results, which may be significantly more or less favorable than suggested by the analyses.

        Under the terms of Updata Capital's original engagement with respect to the Initial Going Private Proposal and the Tender Offer, Joule has paid Updata Capital an engagement fee of $25,000 and an opinion fee of $50,000. Joule will pay an additional opinion of $25,000 for the Merger Fairness Opinion. The Special Committee believes these fees are reasonable for the services provided by Updata Capital to the Special Committee. Joule has also agreed to reimburse Updata Capital for reasonable out-of-pocket expenses incurred in performing its services (not to exceed $5,000 in the aggregate without the prior written consent of the Special Committee), including the fees and expenses of its legal counsel, and to indemnify Updata Capital and related persons against liabilities, including liabilities under the federal securities laws, arising out of Updata Capital's engagement.

        Updata Capital is an investment banking firm that has considerable experience in the valuation of businesses and their securities in connection with mergers and acquisitions, recapitalizations and valuations for corporate and other purposes. Updata Capital was selected to act as financial advisor to the Special Committee based upon the presentation and materials it had provided to the Special Committee and its experience with respect to going private transactions.

        Except as set forth in this Information Statement with respect to the engagement of Updata Capital by the Special Committee, there has not been any material relationship during the past two years between Updata Capital, it's affiliates and/or unaffiliated representatives on the one hand, and Joule or its affiliates on the other hand. The Merger Fairness Opinion rendered by Updata Capital will be made available for inspection and copying at the principal executive offices of Joule during its regular business hours by any interested holder of Joule common stock or representative who has been so designated in writing. A copy of the Merger Fairness Opinion will be transmitted by Joule to any interested holder of Joule common stock or representative who has been so designated in writing upon written request, at the expense of the requesting security holder. The Merger Fairness Opinion is attached as Appendix C to this Information Statement.

                             JAC'S PLANS FOR JOULE

        As a result of the consummation of the Merger, Joule will be wholly owned by the members of the JAC Group. The members of the JAC Group do not contemplate any changes in the day-to-day management and operation of the business of Joule.

        Following completion of the Merger, the JAC Group expects that Joule will promptly cause the shares to be delisted from the American Stock Exchange and deregistered under the Exchange Act and Joule will be a privately-held corporation. Accordingly, stockholders who are not affiliated with JAC or the JAC Group will no longer have an equity interest in Joule and will not have the opportunity to participate in the future earnings and growth of Joule. In addition, current stockholders who are not affiliated with JAC or the JAC Group will not be entitled to share in any premium that might be payable by an unrelated acquirer for all of the issued and outstanding Joule common stock in a sale transaction, if any, occurring after the consummation of the Merger. No such transactions are pending or contemplated at this time and there have been no formal discussions regarding such a transaction in recent years. Similarly, after completion of the Merger, former stockholders will not face the risk of losses resulting from Joule's operations or from any decline in the value of Joule.

        The outstanding shares of Joule common stock are currently registered under the Exchange Act. Such registration may be terminated by Joule upon application to the SEC if the outstanding shares of Joule common stock are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares of Joule common stock. As a result of termination of registration of the shares of Joule common stock under the Exchange Act, Joule would no longer be obligated to file reports with the SEC under the Exchange Act. Such termination of registration would reduce the information required to be furnished by Joule to its stockholders. The members of the JAC Group intend to seek to cause Joule to apply for termination of registration of the shares as soon as possible after completion of the Merger.

        Except as otherwise described in this Information Statement, JAC and the members of the JAC Group have no current plans or proposals or negotiations which relate to or would result in: (i) an extraordinary corporate transaction, such as a merger (other than the Merger), reorganization or liquidation involving Joule or any of its subsidiaries; (ii) any purchase, sale or transfer of a material amount of assets of Joule or any of its subsidiaries; (iii) any material change in Joule's present dividend policy, indebtedness or capitalization; (iv) any change in the management of Joule (other than JAC's intention, after the Merger, to decrease the size of the Board of Directors to four members and to appoint a Board of Directors comprised solely of certain members of the JAC Group); or (v) any other material change in Joule's corporate structure or business. The members of the JAC Group expressly reserve the right to change the business plans with respect to Joule based on future developments.

       INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTEREST

        Certain of Joule's executive officers and directors have interests in the transaction that are different from, or are in addition to, the interests of Joule's stockholders generally.

THE JAC GROUP

        The financial interests of the members of the JAC Group with regard to the Merger Consideration are adverse to the financial interests of the stockholders unaffiliated with Joule.

CONTROL OF JOULE

        The members of the JAC Group have substantial voting control over Joule. Collectively, the members of the JAC Group own 2,636,514 shares, which represent approximately 71.6% of outstanding Joule common stock. As a result of their voting interest, the members of the JAC Group have the power to control the vote regarding the Merger.

DIRECTORS, OFFICERS AND EMPLOYEES OF JOULE

        The following members of the JAC Group hold the following positions with
Joule: Emanuel N. Logothetis, a director of Joule, serves as Chief Executive Officer and Chairman of the Board of Joule. John G. Wellman, Jr., serves as President and Chief Operating Officer of Joule. Nick M. Logothetis and Steven Logothetis are directors of Joule. See "Certain Information Concerning JAC and the JAC Group" for information on the Joule common stock owned by members of the JAC Group. These positions and equity interests present these individuals with actual or potential conflicts of interest in determining the fairness of the Merger Consideration to the unaffiliated stockholders of Joule.

        Following consummation of the Merger, all directors of Joule who are not members of the JAC Group intend to resign and the Board of Directors of Joule will be comprised solely of certain of the members of the JAC Group. JAC has agreed to maintain directors' and officers' insurance for at least three years following consummation of the Merger for all currently covered persons, including the members of the Special Committee.

                      CERTAIN INFORMATION CONCERNING JOULE

GENERAL

        Joule is a Delaware corporation with its principal corporate offices located at 1245 U.S. Route 1 South, Edison, New Jersey 08837 (telephone number
(732) 548-5444).

        Joule and its subsidiaries are engaged in the business of personnel outsourcing, as a supplier to industry of staffing service personnel and industrial services outsourcing. These services focus on supplying commercial (skilled office and light industrial) workers, technical professionals, creative and marketing professionals and skilled craft industrial plant and facility maintenance personnel to business and industry on a temporary basis. All employees on assignment to Joule's clients are on Joule's payroll only during the periods of their assignments. By prior understanding, their employment is continued after completion of an assignment only if another suitable assignment is available. Historically, substantially all revenue is billed based on direct cost plus a mark-up to cover Joule's overhead and profit. At September 30, 2003, approximately 1,800 employees were on assignment to more than 300 clients for periods ranging in duration from one day to several years. In fiscal 2003 and 2002, Schering-Plough Corporation accounted for 14% and 10% of revenues, respectively. Joule was incorporated in New Jersey in 1967 as the successor to a business organized in 1965 and was reincorporated in Delaware on July 28, 1986.


        Enclosed with this Information Statement are copies of Joule's Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2003 and March 31, 2004.


SELECTED CONSOLIDATED FINANCIAL INFORMATION


        The following table sets forth summary historical consolidated financial data for Joule as of and for each of the fiscal years ended September 30, 2003 and 2002 and for the six-month periods ended March 31, 2004 and 2003.

        This data and the comparative per share data set forth below are extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in or filed as an exhibit to Joule's Annual Reports on Form 10-K for the fiscal year ended September 30, 2003 and the Quarterly Report on Form 10-Q for the period ended March 31, 2004, including the notes thereto. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation), all of which are enclosed herewith and are specifically incorporated herein by reference. Copies of such reports and other documents and of reports for prior periods can be inspected at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC's website at http://www.sec.gov. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330.

                                                                                      SIX MONTHS ENDED
                                                           YEAR ENDED                    (UNAUDITED)
                                                   ---------------------------   ---------------------------
                                                     SEPTEMBER      SEPTEMBER       MARCH          MARCH
                                                      30, 2003       30, 2002      31, 2004       31, 2003
                                                   ------------   ------------   ------------   ------------
STATEMENTS OF OPERATIONS DATA:
Revenues .....................................     $ 68,717,000   $ 72,796,000   $ 34,457,000   $ 33,526,000
Income (loss) before income taxes ............         (416,000)      (259,000)       274,000       (721,000)
Net income (loss) ............................         (264,000)      (162,000)       145,000       (439,000)
Basic and diluted (loss) earnings per share ..            (0.07)         (0.04)          0.04          (0.12)
BALANCE SHEET DATA (At End of Period):
Total current assets .........................        9,937,000     10,888,000      8,836,000     10,000,000
Property and equipment, net ..................        3,675,000      4,269,000      3,370,000      4,065,000
Total assets .................................       15,297,000     16,499,000     14,006,000     15,505,000
Total current liabilities ....................        6,374,000      7,303,000      4,928,000      6,756,000
Total liabilities ............................        6,621,000      7,561,000      5,185,000      7,004,000
Stockholders' equity .........................        8,676,000      8,938,000      8,821,000      8,501,000

        Joule historically has not reported a ratio of earnings to fixed charges. Book value at March 31, 2004 was $8,821,000, or $2.39 per share.

UNAUDITED PRO FORMA FINANCIAL DATA

        The following Unaudited Pro Forma Statements of Operations for the year ended September 30, 2003 and the six months ended March 31, 2004 give effect to the merger as if the operations of Joule and JAC were combined on October 1, 2002. Joule prepares its financial statements on the basis of a fiscal year ending on September 30. JAC is a newly formed corporation in 2003 and had no operations to report for the year ended September 30, 2003 and the six months ended March 31, 2004 other than payment of legal and professional fees related to the proposed merger. The following Unaudited Pro Forma Combining Balance Sheet as of March 31, 2004 was prepared as if the Merger occurred on March 31, 2004 and all expenses and adjustments needed to complete the Merger had occurred prior to March 31, 2004.

        The Unaudited Pro Forma Statements of Operations and Unaudited Pro Forma Balance Sheet set forth below reflect several material adjustments, including among others, the additional debt incurred to fund the Merger, additional interest incurred as a result of the additional debt and the acquisition of all shares not owned by the members of the JAC Group. These adjustments are based on estimates and therefore subject to change. Any changes to the estimates are not expected to have a material impact on the Unaudited Pro Forma Financial Statements.

        The Unaudited Pro Forma Financial Statements are derived from the historical statements of Joule. The operations and balance sheet information for JAC have been omitted from this presentation as their operations, assets and liabilities are de minimis. Joule believes that all adjustments necessary to present fairly such unaudited financial information have been made. The following unaudited pro forma financial statements should be read in conjunction with the historical financial statements of Joule, which are included in its Form 10-K for the year ended September 30, 2003 and its Form 10-Q for the six months ended March 31, 2004.

        The Unaudited Pro Forma Financial Statements do not purport to represent what Joule's results of operations actually would have been if the Merger had occurred as of such date or what such results will be for any future periods. Not included in the pro form financial statements is the expected reduction in selling, general and administrative fees of approximately $200,000 per year related to fees historically associated with Joule being a public company.

PRO-FORMA BALANCE SHEET AS OF MARCH 31, 2004

                                                             UNAUDITED
                                                             HISTORICAL          PRO-FORMA             PRO-FORM
                                                             JOULE INC.         ADJUSTMENTS            COMBINED
                                                          ---------------     ---------------      ---------------
ASSETS
CURRENT ASSETS:
     Cash                                                 $       173,000                          $       173,000
     Accounts receivable, net                                   7,373,000                                7,373,000
     Prepaid insurance                                            765,000                                  765,000
     Prepaid expenses and other current assets                    525,000                                  525,000
                                                          ---------------     ---------------      ---------------
              Total Current Assets                              8,836,000                                8,836,000

PROPERTY AND EQUIPMENT, NET                                     3,370,000                                3,370,000
GOODWILL                                                        1,191,000                                1,191,000
OTHER ASSETS                                                      609,000                                  609,000
                                                          ---------------     ---------------      ---------------
              Total Assets                                $    14,006,000                          $    14,006,000
                                                          ===============     ===============      ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Loans payable to bank                                $     1,915,000     $       800,000 (a)  $     2,715,000
     Accounts payable and accrued expenses                      1,292,000                                1,292,000
     Accrued payroll and related taxes                          1,721,000                                1,721,000
                                                          ---------------     ---------------      ---------------
              Total Current Liabilities                         4,928,000             800,000            5,728,000

LONG TERM DEBT                                                          -           1,500,000 (a)        1,500,000
CAPITAL LEASE OBLIGATIONS                                          29,000                                   29,000
DEFERRED COMPENSATION                                             228,000                                  228,000
                                                          ---------------     ---------------      ---------------
              Total Liabilities                                 5,185,000           2,300,000            7,485,000
                                                          ---------------     ---------------      ---------------

STOCKHOLDERS' EQUITY                                            8,821,000          (2,300,000)(b)        6,521,000
                                                          ---------------     ---------------      ---------------
              Total Liabilities and Stockholders'
               Equity                                     $    14,006,000                   -      $    14,006,000
                                                          ===============     ===============      ===============

PRO-FORMA STATEMENT OF OPERATIONS FOR THE YEAR ENDED SEPTEMBER 30, 2003

                                                             HISTORICAL          PRO-FORMA           PRO-FORMA
                                                             JOULE INC.         ADJUSTMENTS         COMBINED (f)
                                                          ---------------     ---------------     ---------------
REVENUES                                                  $    68,717,000                         $    68,717,000
                                                          ---------------     ---------------     ---------------
COSTS, EXPENSES AND OTHER:
       Cost of services                                        55,816,000                              55,816,000
       Selling, general & administrative expenses              13,189,000             (50,000)(c)      13,139,000
       Interest expense                                           128,000             106,000 (d)         234,000
                                                          ---------------     ---------------     ---------------
LOSS BEFORE INCOME TAXES                                         (416,000)            (56,000)           (472,000)

INCOME TAX BENEFIT                                               (152,000)            (42,000)(e)        (194,000)
                                                          ---------------     ---------------     ---------------
NET LOSS                                                  $      (264,000)    $       (14,000)    $      (278,000)
                                                          ===============     ===============     ===============
BASIC AND DILUTED LOSS PER SHARE
                                                          $         (0.07)                        $         (0.11)
                                                          ===============                         ===============
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC
                                                                3,684,000          (1,047,486)(g)       2,636,514
                                                          ===============     ===============     ===============
WEIGHTED  AVERAGE  COMMON  SHARES AND COMMON
EQUIVALENTS OUTSTANDING - DILUTED
                                                                3,684,000          (1,047,486)(g)       2,636,514
                                                          ===============     ===============     ===============

PRO-FORMA STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED MARCH 31, 2004

                                                             UNAUDITED
                                                             HISTORICAL          PRO-FORMA            PRO-FORM
                                                             JOULE INC.         ADJUSTMENTS          COMBINED(f)
                                                          ---------------     ---------------     ---------------
REVENUES                                                  $    34,457,000                         $    34,457,000
                                                          ---------------     ---------------     ---------------
COSTS, EXPENSES AND OTHER:
       Cost of services                                        27,670,000                              27,670,000
       Selling, general & administrative expenses               6,432,000            (103,000)(c)       6,329,000
       Interest expense                                            81,000              53,000 (d)         134,000
                                                          ---------------     ---------------     ---------------
INCOME BEFORE INCOME TAXES                                        274,000              50,000             324,000

INCOME TAX PROVISION (BENEFIT)                                    129,000             (21,000)(e)         108,000
                                                          ---------------     ---------------     ---------------
NET INCOME                                                $       145,000     $        71,000     $       216,000
                                                          ===============     ===============     ===============
BASIC AND DILUTED EARNINGS PER SHARE                      $          0.04                         $          0.08
                                                          ===============                         ===============
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC              3,684,000          (1,047,486)(g)       2,636,514
                                                          ===============     ===============     ===============
WEIGHTED  AVERAGE  COMMON  SHARES AND COMMON  EQUIVALENTS
OUTSTANDING - DILUTED                                           3,684,000          (1,047,486)(g)       2,636,514
                                                          ===============     ===============     ===============

        Notes to Pro Forma Financials

        a) Represents debt incurred to acquire shares from public in the Merger and pay professional fees related to transaction.

        b) Represents reduction of stockholders' equity for acquisition of shares from public and related non-recurring fees.

        c) Represents fees paid by the Company to the Special Committee of the Board and its advisors to evaluate the JAC Group's offers to acquire the publicly-owned shares. These fees are generally not tax deductible.

        d) Represents interest on debt. Long term debt interest based on 5% (prime plus 1%) and short term debt interest based on 3.6% (LIBOR plus 2.5%).

        e) Represents adjustment of tax provision by expected rate of 40% for pro forma interest expense.

        f) Not included in pro forma financials is the expected reduction in selling, general and administrative fees of approximately $200,000 per year related to fees historically associated with Joule being a public company.

        g) Represents shares acquired; including effect of stock options exercisable below Merger Consideration for the six months ended March 31, 2004.

JOULE FINANCIAL PROJECTIONS

        Joule does not as a matter of course make public forecasts as to future revenues, earnings or other financial information nor has Joule historically prepared internal budget forecasts beyond the upcoming fiscal year. Joule did, however, prepare certain projections that it provided to Fleet Capital, the Special Committee and Updata Capital, in connection with the proposed transaction. The projections set forth below are included in this document solely because such information was requested by and, therefore, provided to Fleet Capital, the Special Committee and Updata Capital.

        The projections set forth below were not prepared by Joule with a view to public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding prospective financial information. In addition, the projections were not prepared with the assistance of or reviewed, compiled or examined by independent accountants. While prepared with numerical specificity, the projections were not prepared in the ordinary course and the projections reflect numerous estimates and hypothetical assumptions with respect to industry performance, general business, economic, market, interest rate and financial conditions and other matters, that may not be accurate, may not be realized, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond Joule's control. Generally, the further in the future to which forecasts relate, the more unreliable those forecasts become due to the difficulty in making accurate predictions of future events. Accordingly, there can be no assurance that the assumptions made in preparing the projections set forth below will prove to be accurate, and actual results may be materially different from those contained in the projections set forth below.

        In light of the uncertainties inherent in forward-looking information of any kind, JAC cautions against undue reliance on this information. The inclusion of this information should not be regarded as an indication that anyone who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. While Joule has prepared these projections with numerical specificity and has provided them to Fleet Capital and, upon the request of the Special Committee, to it and Updata Capital in connection with this proposed transaction, JAC and Joule each has not made, and does not make, any representation to any person that the projections will be met. Neither JAC nor Joule intends to update or revise the projections to reflect circumstances existing after the date they were prepared or to reflect the occurrence of future events, unless required by law.

        Set forth below is a summary of these projections. These projections should be read together with the historical financial statements of Joule and the cautionary statements set forth below.

        The financial forecasts prepared by Joule reflected the following anticipated future operating performance for Joule (in thousands, except per share amounts):

                                                         SEPTEMBER  SEPTEMBER
                                                          30, 2004   30, 2005
                                                         ---------  ---------
         Total sales ..................................  $  71,000  $  74,400
         Total direct expenses ........................     57,300     59,900
         Gross margin .................................     13,700     14,500
         Percent of sales .............................       19.3%      19.5%
         Total selling, general and administrative
         expenses .....................................     12,960     13,700
         Percent of sales .............................       18.3%      18.4%
         Debt interest ................................        210        220
         Income before taxes ..........................        530        580
         Tax provision ................................        217        232
         Net income ...................................        313        348
         Earnings per share ...........................       0.08       0.09

        JAC has made certain assumptions on which the projections were based, relating to the achievement of strategic goals, objectives and targets over the applicable periods, including assumptions related to revenue growth and cost control measures.

        Joule's ability to reach its estimated revenue growth and net income projection in the periods presented will be substantially dependent upon the end of the current "jobless recovery" after the economic downturn, a reduction in the unemployment rate and an increase in the demand for staffing services. Joule's ability to meet its estimated net income projections is also dependent upon its ability to continue to monitor and control costs. Joule has implemented cost controls that it anticipates will continue, subject to increased spending for increased salaries and capital expenditures if and when revenues increase. In the event that the demand for staffing services does not increase and Joule is unable to maintain its cost control measures, Joule's revenue, and consequently profitability, will be lower than estimated.

PRICE RANGE OF SHARES; DIVIDENDS; OWNERSHIP OF AND TRANSACTIONS IN JOULE COMMON STOCK

        Price Range of Joule Common Stock. Joule common stock is currently listed and traded on the American Stock Exchange under the symbol "JOL." The following table sets forth, for the calendar quarters indicated, the high and low sales prices for the Joule common stock based upon public sources:

                   CALENDAR QUARTER HIGH AND LOW SALES PRICES


    QUARTER                                  HIGH             LOW
    -------                                  ----            ----
    2002 - First Quarter                     3.19            1.45
    2002 - Second Quarter                    1.90            1.10
    2002 - Third Quarter                     1.53            1.00
    2002 - Fourth Quarter                    1.15             .65
    2003 - First Quarter                     1.25             .86
    2003 - Second Quarter                    1.20             .85
    2003 - Third Quarter
             through August 20, 2003*        1.48            1.00
             August 21, 2003 through
             September 30, 2003              1.60            1.31
    2003 - Fourth Quarter                    1.55            1.37
    2004 - First Quarter                     1.79            1.35
    2004 - Second Quarter
             through June 8, 2004            1.95            1.60


        *On August 20, 2003, the last full trading day before the public announcement of the Initial Going Private Proposal, the reported closing price was $1.30 per share on the American Stock Exchange.


        Subsequently, on June 8, 2004, the reported closing price was $1.78 per share on the American Stock Exchange. Stock prices during the period that the Initial Going Private Transaction and the Tender Offer were pending and for the period following announcement of the Merger proposal are not considered to be meaningful because of the influence of such proposals. Although the Joule common stock has traded above the Merger Consideration on several occasions, such price levels have been reached on a limited number of transactions, generally not effected through the American Stock Exchange. Neither Joule nor the members of the JAC Group know of any explanation for these increases in the trading price above the Merger Consideration.


        Dividends. To date, Joule has never declared or paid cash dividends on the Joule common stock. Joule is subject to certain debt covenants that prohibit it from paying dividends.

        Transactions in Joule Common Stock. In the past two years, neither JAC nor any member of the JAC Group has acquired any shares of Joule except Mr. Wellman, who purchased a total of 2,000 shares of Joule common stock in two transactions during that period. The price per share ranged from $1.02 to $1.42 per share of Joule common stock. The price per share paid for the 1,000 shares purchased in the second quarter of 2002 was $1.42 per share of Joule common stock. The price per share paid for the 1,000 shares purchased in the third quarter of 2002 was $1.02 per share of Joule common stock.

CERTAIN INFORMATION CONCERNING EXECUTIVE OFFICERS OF JOULE

                Set forth below is information concerning the executive officers of Joule, other than the members of the JAC Group, including their present principal occupation and address. For information concerning the members of the JAC Group, see "Certain Information Concerning JAC and the JAC Group."

                Bernard G. Clarkin, a United States citizen, was elected Vice President in February1994 and Chief Financial Officer, Treasurer, and

Secretary of the Company in February 1990. He was Controller, Treasurer and Secretary of the Company from February 1989 until February 1990. The business address for Mr. Clarkin is 1245 U.S. Route 1 South, Edison, New Jersey 08837.

                John Logothetis, a United States citizen, was elected a Vice President of the Company on July 1, 1986. He had been General Manager of the Facilities Maintenance Operation since June 1984 and prior thereto had been Manager of Supplemental Services since joining the Company in December 1976. The business address for Mr. Logothetis is 1245 U.S. Route 1 South, Edison, New Jersey 08837.

                Stephen Demanovich, a United States citizen, was elected a Vice President of the Company in May 1997. He had been General Manager of Joule Technical Staffing since March 1995 and prior thereto had been Recruiting Manager since joining the Company in February 1989. The business address for Mr. Demanovich is 1245 U.S. Route 1 South, Edison, New Jersey 08837.

                Joseph Vendetti, a United States citizen, was elected a Vice President of the Company in August 2000. He had been a General Manager of Joule Technical Services since 1994. Prior to that he was Regional Director for Joule Technical Services since joining the Company in 1990. The business address for Mr. Vendetti is 1245 U.S. Route 1 South, Edison, New Jersey 08837.

                John Porch, a United States citizen, was elected Vice President of the Company in August 2000. He had been a General Manager of Joule Industrial Contractors since 1996. Mr. Porch has been employed by Joule since 1980. The business address for Mr. Porch is 1245 U.S. Route 1 South, Edison, New Jersey 08837.

                Judith Bryant, a United States citizen, was appointed Vice President of the Company in October 2000 when she joined the Company to head its Commercial Staffing business unit. Prior to that she worked for Office Specialists, currently a part of Randstad North America (a large staffing company) as a Market Manager. She joined Office Specialists in 1994. The business address for Ms. Bryant is 1245 U.S. Route 1 South, Edison, New Jersey 08837.

                The following table sets forth the beneficial ownership of the shares of common stock of Joule Inc. for each of the above officers:

                                    AMOUNT                       SHARED        SOLE          SHARED
                                 BENEFICIALLY    SOLE VOTING     VOTING     DISPOSITIVE   DISPOSITIVE
        NAME                       OWNED(6)         POWER         POWER        POWER         POWER
----------------------           ------------    -----------     ------     -----------   -----------
Bernard G. Clarkin (1)             12,845          12,845          -0-        12,845          -0-

John Logothetis                     1,435           1,435          -0-         1,435          -0-

Stephen Demanovich (2)             20,720          20,720          -0-        20,720          -0-

Joseph Vendetti (3)                 5,070           5,070          -0-         5,070          -0-

John Porch (4)                     12,338          12,338          -0-        12,338          -0-

Judith Bryant (5)                   5,000           5,000          -0-         5,000          -0-

(1) Includes 12,250 shares of common stock that may be acquired upon the exercise of employee stock options that are currently exercisable or become exercisable within the next sixty days.

(2) Includes 20,625 shares of common stock that may be acquired upon the exercise of employee stock options that are currently exercisable or become exercisable within the next sixty days.

(3) Includes 5,000 shares of common stock that may be acquired upon the exercise of employee stock options that are currently exercisable or become exercisable within the next sixty days.

(4) Includes 7,813 shares of common stock that may be acquired upon the exercise of employee stock options that are currently exercisable or become exercisable within the next sixty days.

(5) Includes 5,000 shares of common stock that may be acquired upon the exercise of employee stock options that are currently exercisable or become exercisable within the next sixty days.

(6) In each case, the percentage of ownership of the outstanding common stock owned by such person is less than 1%.

During the last five years, none of the above-listed officers of the Company has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor has any of them been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation with respect to such laws.

        Except as set forth in this Information Statement, none of the above-listed officers or associate of any such person beneficially owns any equity securities of Joule.

        Except as set forth in this Information Statement, none of the above-listed officers has any agreement, arrangement, understanding or relationship with any other person with respect to any securities of Joule, including, without limitation, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any securities of Joule, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

        Except as set forth in this Information Statement, none of the above-listed officers has any security of Joule that is pledged or otherwise subject to a contingency that would give another person the power to direct the voting or disposition of such security.

        Except as set forth in this Information Statement, there have been no transactions during the past two years between any of the above-listed officers and Joule or any of Joule's affiliates that are not natural persons where the aggregate value of the transactions was more than 1 % of Joule's consolidated revenues for the fiscal year ended fiscal 2002 for transactions in fiscal 2002 and for the fiscal year ended 2003 for transactions in fiscal 2003.

        Except as set forth in this Information Statement, there have been no transactions during the past two years between any of the above-listed officers and Joule or any executive officer, director or affiliate of Joule who is a natural person where the aggregate value of the transaction or series of similar transactions with that person exceeded $60,000.

        Except as set forth in this Information Statement, there have been no negotiations, transactions or material contacts during the past two years between any of the above-listed officers, on the one hand, and Joule or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of any class of Joule's securities, an election of Joule's directors, or a sale or other transfer of a material amount of assets of Joule, nor, to the best knowledge of the members of the above-listed officers, have there been any negotiations or material contacts between (i) any affiliates of Joule or (ii) Joule or any of its affiliates and any person not affiliated with Joule who would have a direct interest in such matters.

              CERTAIN INFORMATION CONCERNING JAC AND THE JAC GROUP

        JAC is a Delaware corporation that currently does not own any shares of Joule common stock or conduct any business. The outstanding shares of capital stock of JAC are currently owned by the members of the JAC Group. Immediately preceding the closing of the Merger, pursuant to the terms of the Exchange Agreement, each member of the JAC Group will exchange his or her shares of Joule for shares of JAC (the "Exchange"), after which JAC will be owned by the members of the JAC Group in the same proportion as their current ownership in Joule. The principal executive offices of JAC are located at 89 Headquarters Plaza, Morristown, New Jersey 07960 (telephone number (973) 539-5100). Emanuel N. Logothetis, Nick M. Logothetis, Steven Logothetis and Julie Logothetis are the sole directors of JAC. Mr. Logothetis, Nick M. Logothetis, Steven Logothetis, Julie Logothetis and Mr. Wellman are the executive officers of JAC.

        Set forth below is information concerning the members of the JAC Group, including the present principal occupation, and address of each member of the JAC Group as well as information concerning each member of the JAC Group's security holdings of Joule:

            . Emanuel N. Logothetis, a United States citizen, has served as Chief Executive Officer and Chairman of the Board of Joule, Inc. for more than the past five years and was also President of the Company until February 3, 1999. He is also a director and Chairman of the Board of JAC. The business address for Mr. Logothetis is 1245 U.S. Route 1 South, Edison, New Jersey 08837.

            .   Helen Logothetis is a United States citizen.

            . Nick M. Logothetis, a United States citizen, has been President of Chartwell Consulting Group, an operator of business centers, for more than the past five years. He is also a director and Vice President and Secretary of JAC. The business address for Mr. Logothetis is 89 Headquarters Plaza, Morristown, New Jersey 07960.

            . Steven Logothetis, a United States citizen, has been Managing Director of Hemp Basics LLC, a textile converter, since September 1999. He has been an attorney and a private investor for more than the past five years. He is also a director and Treasurer of JAC. The business address for Mr. Logothetis is 16 Dubois Road, Warren, New Jersey 07059.

            . Julie Logothetis, a United States citizen, has been President of Kahle Europea USA, Inc., a company that builds assembly and process automation equipment for the medical device and pharmaceutical industries, for more than the past five years. She is also a director and Vice President of JAC. The business address for Ms. Logothetis is 25 DeForest Avenue, Summit, New Jersey 07901.

            . John G. Wellman, Jr., a United States citizen, has been President and Chief Operating Officer of Joule, Inc. since February 3, 1999. Mr. Wellman joined Joule Inc. in March 1998 as Executive Vice President and Chief Operating Officer. He is also the President of JAC. The business address for Mr. Wellman is 1245 U.S. Route 1 South, Edison, New Jersey 08837.

Each member of the JAC Group has executed an Exchange Agreement in which he or she agreed to exchange his or her Joule common stock for shares in JAC.

        The following table sets forth the beneficial ownership of shares of common stock of Joule for each member of the JAC Group.

                                    AMOUNT                                 SHARED      SOLE          SHARED
   NAME OF REPORTING             BENEFICIALLY   PERCENTAGE   SOLE VOTING   VOTING   DISPOSITIVE   DISPOSITIVE
        PERSON                      OWNED        OF CLASS       POWER       POWER      POWER         POWER
------------------------         ------------   ----------   -----------   ------   -----------   -----------
Emanuel N. Logothetis (1)          807,125         21.9%       807,125       -0-      807,125         -0-

Helen Logothetis (2)               360,622          9.8%       360,622       -0-      360,622         -0-

Nick M. Logothetis                 476,722         12.9%       476,722       -0-      476,722         -0-

Steven Logothetis                  476,622         12.9%       476,622       -0-      476,622         -0-

Julie Logothetis                   493,348         13.4%       493,348       -0-      493,348         -0-

John G. Wellman, Jr. (3)           152,075          4.0%       152,075       -0-      152,075         -0-

(1) Excludes 360,622 shares of common stock beneficially owned solely by Helen Logothetis as to which shares he disclaims beneficial ownership.

(2) Excludes 807,125 shares of common stock beneficially owned solely by Emanuel N. Logothetis as to which shares she disclaims beneficial ownership.

(3) Includes 130,000 shares of common stock that may be acquired upon the exercise of employee stock options that are currently exercisable or become exercisable within the next sixty days. All of such options have an exercise price that is in excess of the Merger Consideration and Mr. Wellman has indicated that they will not be exercised under the current circumstances. Such options will be cancelled upon consummation of the Merger.

        Except as set forth above, none of JAC, any member of the JAC Group or any associate of JAC beneficially owns any equity securities of Joule.

        During the last five years, neither JAC nor any member of the JAC Group has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor has any of them been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation with respect to such laws.

        Except as set forth in this Information Statement, neither JAC nor any member of the JAC Group has any agreement, arrangement, understanding or relationship with any other person with respect to any securities of Joule, including, without limitation, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any securities of Joule, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

        Except as set forth in this Information Statement, neither JAC nor any member of the JAC Group has any security of Joule that is pledged or otherwise subject to a contingency that would give another person the power to direct the voting or disposition of such security.

        Except as set forth in this Information Statement, there have been no transactions during the past two years between JAC or any member of the JAC Group and Joule or any of Joule's affiliates that are not natural persons where the aggregate value of the transactions was more than 1 % of Joule's consolidated revenues for the fiscal year ended fiscal 2002 for transactions in fiscal 2002 and for the fiscal year ended 2003 for transactions in fiscal 2003.

        Except as set forth in this Information Statement, there have been no transactions during the past two years between JAC or any member of the JAC Group and Joule or any executive officer, director or affiliate of Joule who is a natural person where the aggregate value of the transaction or series of similar transactions with that person exceeded $60,000.

        Joule has provided temporary staffing services in the ordinary course of business to a company owned by Nick M. Logothetis, a member of the JAC Group and a director of Joule. Billing rates are comparable to those charged to other customers. Amounts charged during fiscal 2002 ($424,000) and fiscal 2003 ($413,000) were below 1% of Joule's consolidated revenues for fiscal 2002 and fiscal 2003, respectively. The highest amount outstanding at any time since October 1, 2001 was $95,000. Except for the Initial Going Private Proposal, the Tender Offer and the Merger, there have been no negotiations, transactions or material contacts during the past two years between JAC and any member of the JAC Group, on the one hand, and Joule or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of any class of Joule's securities, an election of Joule's directors, or a sale or other transfer of a material amount of assets of Joule, nor, to the best knowledge of JAC and the members of the JAC Group, have there been any negotiations or material contacts between (i) any affiliates of Joule or (ii) Joule or any of its affiliates and any person not affiliated with Joule who would have a direct interest in such matters. Except as set forth in this Information Statement, neither JAC nor any member of the JAC Group has had any transaction with Joule or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Merger.

                                   THE MERGER

1.      CERTAIN EFFECTS OF THE MERGER

        At the effective time of the Merger, JAC will merge with and into Joule, the separate corporate existence of JAC will cease and Joule will be the surviving corporation. In the Merger:

            . Each outstanding share of common stock of Joule automatically will be converted into the right to receive the Merger Consideration of $1.70 per share in cash, without interest, except that

                . shares held by stockholders who properly assert and perfect their appraisal rights will be entitled to receive the judicially appraised fair value of the shares held by them plus accrued interest from the effective date of the Merger in accordance with Delaware law; and

                . The shares of Joule common stock contributed by the members of the JAC Group to JAC in exchange for shares of common stock of JAC will be cancelled.

            . Each outstanding share of common stock of JAC will be converted into 368 shares of common stock of Joule as the surviving corporation, with the result being that the members of the JAC Group will own all of the then outstanding shares of Joule.

            . Each stock option (whether or not vested) that is not exercised prior to the Merger will be entitled to receive the amount by which the Merger Consideration exceeds the exercise price in cash in the Merger. Any option that has an exercise price in excess of $1.70 will be cancelled upon effectiveness of the Merger.

        The Merger will become effective at the time that a certificate of merger is accepted for filing by the Secretary of State of the State of Delaware or at such other time as may be agreed by JAC and Joule (the "Effective Date"). At that time, the Joule common stock will be delisted from the American Stock Exchange and deregistered under the Exchange Act and Joule will continue in business as a privately owned corporation owned by the members of the JAC Group.

        Upon completion of the Merger, the members of the JAC Group, who currently own 71.6% of the Joule common stock, will own 100% of the Joule common stock and, accordingly, will own a 100% interest in the net book value of Joule ($8,821,000 at March 31, 2004) and 100% of the net earnings of Joule (for the fiscal year ended September 30, 2003, Joule reported a net loss of $264,000 and for the six-month period ended March 31, 2004, Joule reported net income of $145,000) and will benefit from any future increase in the value of Joule. Similarly, the members of the JAC Group will bear the risk of any decrease in the value of Joule and the public holders of Joule common stock will not face the risk of a decline in the value of Joule.


        The following table sets forth for each member of the JAC Group, his or her interest in the net book value and net income of Joule, based upon the percentage of his or her ownership of Joule common stock after giving effect to the Merger:


                          Ownership    Net Book Value   Net Income   Net Income
                          Percentage         (1)            (2)          (3)
                          ----------   --------------   ----------   ----------
Emanuel N. Logothetis        30.6%       $  2,699,226   $  (80,784)   $  44,370
Helen Logothetis             13.7%          1,208,477      (36,168)      19,865
Nick M. Logothetis           18.1%          1,596,601      (47,487)      26,245
Steven Logothetis            18.1%          1,596,601      (47,784)      26,245
Julie Logothetis             18.7%          1,649,527      (49,368)      27,115
John G. Wellman, Jr.          0.8%             70,568       (2,112)       1,160

(1) Based on Joule's net book value of $8,821,000 at March 31, 2004.
(2) Based on Joule's net income (loss) of ($264,000) for the fiscal year ended September 30,2003.
(3) Based on Joule's net income of $145,000 for the six-month period ended March 31, 2004.


        At December 31, 2003, as a result of losses incurred in prior periods, Joule had net operating loss carrybacks for federal income tax purposes and carryforwards for state income tax purposes that are expected to result in future benefits to Joule of approximately $200,000 that will accrue exclusively to the members of the JAC Group in the percentages set forth in the table above.

2.      NO SOLICITATION OF COMPETING TRANSACTIONS

        Each member of the JAC Group has stated that he or she is not interested in selling all or any portion of his or her equity interest in Joule and the Merger Agreement prohibits Joule (through its Board of Directors, Special Committee or otherwise) from soliciting, initiating or encouraging any inquiries or the making of any proposal that would constitute a competing transaction to the Merger. However, the Board of Directors (acting through the Special Committee) may furnish information pursuant to a confidentiality agreement, a copy of which will be provided to JAC, about Joule and its businesses, properties or assets to any third party or "group" as defined in Section 13(d) of the Exchange Act in response to any unsolicited inquiry, proposal or offer and may engage in discussions or negotiations with a third party or group that has made an unsolicited inquiry, proposal or offer. Following receipt of a bona fide proposal relating to a competing transaction, the Board of Directors, acting through the Special Committee, shall disclose to Joule's stockholders whether they recommend acceptance or rejection of the proposal relating to the competing transaction, express no opinion and are remaining neutral toward the third party or group's proposal or are unable to take a position with respect to the third party or group's proposal (as contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act). Following receipt of a bona fide proposal relating to a competing transaction, the Board of Directors or the Special Committee may withdraw or modify its approval of the Merger Agreement or terminate the Merger Agreement.

        Before submitting a position statement to the stockholders, or terminating the Merger Agreement, as discussed above, the Special Committee must conclude in good faith, after consultation with counsel, that any such action is consistent with the Board of Directors' fiduciary duties to Joule's stockholders under applicable law.

3.      CONDITIONS TO THE MERGER

        The respective obligations of JAC and Joule to consummate the Merger are subject to the fulfillment at or prior to the Effective Date of the Merger of the following conditions:

            . Neither JAC nor Joule shall be subject to any injunction, order or decree of any court of competent jurisdiction that prohibits consummation of the Merger;

            . No statute, rule or regulation shall have been enacted by any governmental authority that prohibits or makes unlawful the consummation of the Merger;

            . The funds necessary to complete the Merger and pay related costs and expenses shall be unconditionally available to Joule;

            . This Information Statement shall have been mailed to the stockholders of Joule and all required waiting periods related thereto under applicable law shall have expired;

            . The Board of Directors of Joule or the Special Committee shall not have withdrawn or materially modified its approval and recommendation of the Merger Agreement; and

            .   The Merger Agreement shall not have been terminated.

4.      TERMINATION OF THE MERGER AGREEMENT

        The Merger Agreement may be terminated and the Merger abandoned at any time before the Effective Date of the Merger:

            .   By mutual written consent of JAC and Joule;

            . By either JAC or Joule, if the Merger has not occurred by July 31, 2004 and the effective time of the Merger has not been extended by the parties;

            . By either JAC or Joule, if any court of competent jurisdiction has permanently restrained, enjoined or prohibited the consummation of the Merger in a final and nonappealable order, decree or ruling;

            . By JAC, if Joule engages in discussions or negotiations with a third party with respect to a competing transaction and does not terminate such discussions within ten business days thereafter; or

            . By either JAC or Joule, if the Special Committee concludes, after consultation with legal counsel, that completing the Merger would be inconsistent with the Board of Directors' fiduciary duties under applicable law or the Board of Directors or the Special Committee otherwise withdraws or materially modifies its approval of the Merger Agreement.

5.      APPRAISAL RIGHTS

        Under the DGCL, if the Merger is consummated, each Joule stockholder who does not wish to accept the Merger Consideration of $1.70 per share in cash pursuant to the Merger will be entitled to seek an appraisal by the Delaware Court of Chancery of the "fair value" of his, her or its Joule common stock as further described below and receive such judicially determined fair value, provided that such stockholder properly complies with the provisions of Section 262 of the DGCL.

        The following is a brief summary of the statutory procedures to be followed by a Joule Stockholder in order to dissent from the Merger and perfect appraisal rights under Section 262 of the DGCL. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is set forth in Appendix B hereto. Any Joule stockholder considering demanding appraisal is advised to consult legal counsel. Appraisal rights will not be available unless and until the Merger is consummated.

        Joule stockholders of record who desire to exercise their appraisal rights must fully satisfy all of the following conditions:

        A written demand for appraisal must be delivered to the Secretary of Joule within 20 days after the date of Joule's mailing of this Information Statement to the stockholders. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of Joule common stock covered by the demand and that such stockholder is thereby demanding appraisal of such Joule common stock, but such demand will be sufficient if it reasonably informs Joule of the identity of the stockholder and that such stockholder intends thereby to demand the appraisal of such holder's Joule common stock.

        A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If the Joule common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If the Joule common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, it is acting as agent for the record owner.

        A record owner, such as a broker, who holds shares of Joule common stock as a nominee for others, may exercise appraisal rights with respect to the Joule common stock held for all or less than all beneficial owners of Joule common stock as to which the holder is the record owner. In such case, the written demand must set forth the number of shares of Joule common stock covered by such demand. Where the number of shares of Joule common stock is not expressly stated, the demand will be presumed to cover all Joule common stock outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights within 20 days following the mailing of this Information Statement.

        Within 120 days after the Effective Date, either Joule or any stockholder who has complied with the required conditions of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Joule common stock of the dissenting stockholders. This petition must also be served on Joule as the surviving corporation. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the Joule common stock owned by such stockholders, determining the fair value of such Joule common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

        In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation ..." The Delaware Supreme Court has construed Section 262 of the DGCL to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, the court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger."

        Stockholders who consider seeking appraisal should have in mind that the fair value of their Joule common stock determined under Section 262 of the DGCL could be more than, the same as, or less than the Merger Consideration if they do seek appraisal of their Joule common stock, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Joule common stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

        At any time within 60 days after the Effective Date, any former holder of Joule common stock has the right to withdraw his, her or its demand for appraisal and to accept the Merger Consideration. After this period, such holder may withdraw his, her or its demand for appraisal only with the consent of Joule as the surviving corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the Merger, stockholders' rights to appraisal will cease and all stockholders will be entitled to receive the Merger Consideration. Inasmuch as Joule has no obligation to file such a petition, and JAC has no present intention to cause or permit Joule as the surviving corporation to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

        Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.

6.      PAYMENT OF MERGER CONSIDERATION AND SURRENDER OF STOCK CERTIFICATES

        Continental Stock Transfer & Trust Company has been designated to act as paying agent (the "Paying Agent") for the Merger and will immediately after the Merger receive the cash necessary to pay the Merger Consideration to the stockholders of Joule and the consideration payable to holders of stock options of Joule. The Paying Agent will use these funds solely to pay the Merger Consideration to those stockholders entitled to receive such payment and to holders of stock options entitled to have their options cashed out pursuant to the Merger Agreement. The Paying Agent will deliver the Merger Consideration according to the procedures summarized below.

        Promptly after the Merger, the Paying Agent will mail to all stockholders other than the members of the JAC Group a letter of transmittal and instructions advising stockholders how to surrender their stock certificates in exchange for the Merger Consideration. Upon surrender of stock certificates by stockholders other than the members of the JAC Group, together with a properly completed letter of transmittal and any other items specified by the letter of transmittal, the Paying Agent will pay them the Merger Consideration and their stock certificates will be canceled. Holders of stock options will receive the Merger Consideration less the exercise price per share of their options, multiplied by the number of shares issuable upon exercise of the options. No interest will accrue or be paid on the Merger Consideration, regardless of any delay in payment.

        Under United States federal income tax laws, backup withholding will apply to the payment of the Merger Consideration to a Joule stockholder unless such stockholder provides the Paying Agent with his or her correct taxpayer identification number and certifies that he or she is not subject to backup withholding by completing the Substitute Form W-9 that will be included in the letter of transmittal. A Joule stockholder who is a non-resident alien or foreign entity not subject to backup withholding must give the Paying Agent a completed Form W-8BEN Certificate of Foreign Status before receipt of any payment.

        If stock certificates have been lost, mutilated or destroyed, a stockholder may deliver to the Paying Agent an affidavit and indemnity bond (in form and substance, and with surety, reasonably satisfactory to Joule) instead of the stock certificates.

        If a stockholder wants any part of the Merger Consideration to be paid to someone else, the stock certificates must be properly endorsed, or otherwise in proper form for transfer, and the stockholder must pay to the Paying Agent any transfer or other taxes relating to the transfer, or establish to the satisfaction of Joule that the taxes have been paid or are not required to be paid. Stock certificates should not be forwarded to the Paying Agent without a letter of transmittal.

        At and after the Merger, stockholders other than the members of the JAC Group will cease to have any rights as a stockholder of Joule, except for the right to surrender their stock certificates, according to the procedures described in this section, in exchange for the Merger Consideration or, if they properly assert and perfect appraisal rights, the right to receive the "fair value" of their shares as determined under Delaware law. At the Effective Date of the Merger, Joule's stock ledger with respect to shares of Joule common stock that were outstanding prior to the Merger will be closed and no further registration of transfers of shares of Joule common stock will be made.

        The Paying Agent will, on demand, return to Joule all cash that has not yet been distributed in payment of the Merger Consideration as of twelve months following the Merger, plus any accrued interest, and the Paying Agent's duties will terminate. Thereafter, stockholders may surrender stock certificates directly to Joule and receive the Merger Consideration, without interest. However, stockholders will in no event have any greater rights against the surviving company than those of general creditors of Joule under applicable law, and none of JAC, the JAC Group or Joule will be liable to stockholders for any Merger Consideration delivered to a public official under any applicable abandoned property, escheat or similar law.

7.      MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of United States federal income tax consequences of the Merger relevant to beneficial holders of Joule common stock whose shares are converted to cash in the Merger. The discussion does not purport to consider all aspects of federal income taxation that might be relevant to beneficial holders of Joule common stock. The discussion is based on current provisions of the Internal Revenue Code of 1986, existing, proposed and temporary regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. The discussion applies only to beneficial holders of Joule common stock in whose hands shares are capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986 and may not apply to beneficial holders who acquired their shares pursuant to the exercise of employee stock options or other compensation arrangements with Joule or who are subject to special tax treatment under the Internal Revenue Code of 1986 (such as dealers in securities, insurance companies, other financial institutions, regulated investment companies and tax-exempt entities). In addition, this discussion does not discuss the federal income tax consequences to a beneficial holder of Joule common stock who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any state, local or foreign tax laws.

        The receipt of cash for Joule common stock pursuant to the Merger or pursuant to the exercise of statutory appraisal rights will be a taxable transaction for United States federal income tax purposes. In general, a beneficial holder who receives cash in exchange for shares pursuant to the Merger or pursuant to the exercise of statutory appraisal rights will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the beneficial holder's adjusted tax basis in the shares surrendered for cash pursuant to the Merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the Merger or pursuant to the exercise of statutory appraisal rights. Such gain or loss will be long-term capital gain or loss provided that a beneficial holder's holding period for such shares is more than twelve months at the time of consummation of the Merger.

        A Joule stockholder who receives cash in exchange for Joule common stock pursuant to the Merger or pursuant to the exercise of statutory appraisal rights may be subject to backup withholding unless certain information is provided to the Paying Agent or an exemption applies. See "The Merger, Section 6 -- Payment of Merger Consideration and Surrender of Stock Certificates."

        Receipt of the Merger Consideration or of a cash payment as a result of the exercise of statutory appraisal rights may also be a taxable transaction under applicable slate, local and foreign tax laws.

        Neither Joule, JAC nor the members of the JAC Group expect to recognize any gain, loss or income by reason of the Merger. Accordingly, the Merger will have no tax consequences to them.

        Because individual circumstances may differ, each beneficial holder of Joule common stock is urged to consult such beneficial holder's own tax advisor as to the particular tax consequences to such beneficial holder of the Merger, including the application and effect of state, local, foreign and other tax laws.

8.      MERGER FINANCING

        The members of the JAC Group estimate that the total amount of funds required to consummate the Merger and to pay related fees and expenses incurred in connection with the Merger, including fees and expenses incurred in connection with the Initial Going Private Proposal and the Tender Offer, will be approximately $2,400,000.


        The operating subsidiaries of Joule currently have a revolving credit facility with Fleet Capital under which they may borrow up to $7,500,000 or 85% of eligible accounts receivable, whichever is less (the "Revolving Credit Facility"). The Loan and Security Agreement providing for the Revolving Credit Facility (the "Loan Agreement") terminates and the amounts borrowed thereunder become due on August 22, 2006. The obligations under the Revolving Credit Facility are guaranteed by Joule Inc. Borrowings under the Revolving Credit Facility are secured by the assets of the operating subsidiaries of Joule. At June 8, 2004, $2, 268,000 was available for borrowing under the Revolving Credit Facility.


        The members of the JAC Group have received a financing commitment from Fleet Capital that provides that, after the Merger, as a result of which JAC will be merged into Joule and the members of the JAC Group will be the only stockholders of Joule, the Loan Agreement will be amended to provide for a term loan (the "Term Loan") in the maximum amount of $1,492,000, the proceeds of which, together with up to $900,000 in borrowings under the Revolving Credit Facility that Fleet Capital will consent may be used for such purpose, will be borrowed by the operating subsidiaries and upstreamed to Joule to pay the costs of the Merger. Certain real property owned by an operating subsidiary will be mortgaged to Fleet Capital as additional collateral for the Term Loan.

        The borrowings under the Revolving Credit Facility bear interest at an annual rate equal to Fleet Capital's fluctuating base rate plus 0.50% or at LIBOR plus 2.50%. Borrowings under the Term Loan will bear interest at 1.0% over Fleet Capital's fluctuating base rate. The Loan Agreement contains, and the agreement relating to the Term Loan will contain, customary representations and warranties, covenants and events of default. The Loan Agreement will be amended to provide financial covenants, including excess cash flow recapture, to be applied to principal reduction of the Term Loan, and minimum availability requirements.

        There will be various conditions precedent to the obligation of Fleet Capital to make the Term Loan, including there being no material adverse change in the financial condition, operating status and general business affairs of Joule or its subsidiaries, there being no litigation or other proceeding pending or threatened that may adversely affect the financial condition, operations or affairs of Joule or its subsidiaries and there being no event that would be a default. Accordingly, there is a possibility that funds may not be available under the Revolving Credit Facility and the Term Loan to fund the Merger and related costs if any of the various conditions are not met or that the available capacity under the Revolving Credit Agreement, together with funds borrowed under the Term Loan and cash on hand at Joule, will not be sufficient for such purpose. There currently are no alternative financing arrangements in place.

9.      ESTIMATED FEES AND EXPENSES OF THE MERGER

        Joule incurred fees and expenses of approximately $145,000 in connection with the consideration of the Initial Going Private Proposal and the Tender Offer for directors' fees payable to the members of the Special Committee and for the retention by the Special Committee of independent legal counsel and its financial advisor and will incur similar fees and expenses in connection with the Merger. Joule estimates that the additional fees and expenses for the Special Committee and its advisors will be $80,226, including $40,000 and $25,000 for its legal counsel and financial advisor, respectively, and $15,226 for printing and mailing costs and Securities and Exchange Commission filing fees.

        JAC incurred fees and expenses of approximately $295,000 in connection with the Initial Going Private Proposal and the Tender Offer, including legal fees, the fee of its financial advisor, the fees of the Information Agent and the Depositary and printing and mailing costs. The benefits of certain of these expenses, including advisory and legal fees, carry over to the Merger. JAC estimates that it will incur additional fees and expenses of $70,000 in connection with the Merger.

        The estimated total fees and expenses to be incurred by JAC and Joule in connection with the Merger are as follows:

DESCRIPTION                              JAC       JOULE
----------------------------------    --------   --------
Advisory fees and expenses........               $ 25,000
Legal fees and expenses...........    $ 60,000     40,000
SEC filing fees...................                    226
Printing and mailing costs........                 15,000
Miscellaneous fees and expenses...                 10,000
                                      --------   --------
TOTAL                                 $ 70,000   $ 80,226

        JAC has retained Continental Stock Transfer & Trust Company to act as the Paying Agent in connection with the Merger. JAC will pay the Paying Agent reasonable and customary compensation for its services in connection with the Merger, plus reimbursement for out-of-pocket expenses, and will indemnify the Paying Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by JAC for customary mailing and handling expenses incurred by them in forwarding the Information Statement to their customers.

        If the Merger Agreement is terminated under certain circumstances after a competing third-party proposal is announced, Joule will be obligated to reimburse the JAC Group for the out-of-pocket costs, fees and expenses incurred by them, up to a maximum of $375, 000 in connection with the Initial Going Private Proposal, the Tender Offer and the Merger. See "The Merger, Section 4 -- Termination of the Merger Agreement."

                             CERTAIN LEGAL MATTERS

RULE 13E-3

        Because JAC and the JAC Group are affiliates of Joule, the transactions contemplated herein constitute a "going private" transaction under Rule 13e-3 under the Exchange Act. Rule l3e-3 requires, among other things, that certain financial information concerning Joule and certain information relating to the fairness of the Merger and the consideration offered to minority stockholders be filed with the SEC and disclosed to minority stockholders prior to consummation of the Merger. JAC and the JAC Group have provided such information in this Information Statement.

REGULATORY MATTERS

        JAC and the JAC Group do not believe that any federal or state regulatory approvals, filings or notices are required in connection with the Merger other than approvals, filings or notices required under federal securities laws and the filing of a Certificate of Merger meeting the requirements of the DGCL with the Delaware Secretary of State. Should any such approval or other action be required, it is JAC's and the JAC Group's present intention to seek such approval or action. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial effort or that adverse consequences might not result to Joule's business in the event that such approval was not obtained or such other action was not taken.

ANTITRUST COMPLIANCE

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. However, the Merger is not a reportable transaction under the HSR Act because the value of the Joule common stock to be acquired is below the thresholds necessary to make the HSR Act applicable to the transaction. Therefore, members of the JAC Group believe that no HSR Act filing is required in connection with the Merger.

STATE TAKEOVER LAWS

        A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In Edgar v. Mite Corporation, the Supreme Court of the United States held in 1982 that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In 1987, however, in CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquirer of "Control Shares" (ones representing ownership in excess of certain voting power thresholds, e.g., 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma, because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Delaware ruled that four Delaware takeover statutes were unconstitutional as applied to corporations incorporated outside Delaware. This decision was affirmed by the United State Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan Plc v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        Joule is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally, a stockholder owning 15% or more of a corporation's outstanding voting stock or an affiliate thereof) from engaging in a "business combination" (generally defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the time when such stockholder became an interested stockholder, unless (i) prior to such time, the corporation's board of directors approved either the business combination or the transaction that resulted in such stockholder becoming an interested stockholder; (ii) upon completion of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding those shares owned by persons who are the corporation's directors and also officers and certain employee stock option plans of the corporation); or (iii) at or subsequent to such time, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 662/3% of the outstanding voting stock not owned by the interested stockholder. Section 203 of the DGCL is inapplicable to the Merger because any member of the JAC Group that owns 15% or more of Joule's common stock owned such shares prior to December 23, 1987 and thus does not constitute an "interested stockholder" and, further, the three-year period following the time that any such stockholder became a holder of 15% or more of Joule's common stock has passed and because Joule's Board of Directors, other than those who are members of the JAC Group who participated in the meeting, who abstained, has approved the Merger Agreement.

        JAC does not believe that any other state takeover statute applies to the Merger. However, JAC reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Merger and nothing in this Information Statement or any action taken in connection with the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Merger, JAC might be required to file certain information with, or to receive approvals from, the relevant state authorities, and JAC might be delayed in consummating the Merger.

                                 OTHER MATTERS

AVAILABLE INFORMATION

        Joule is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. These reports, proxy statements and other information can be inspected at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC's website at http://www.sec.gov. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330.

         Joule, JAC and the members of the JAC Group have filed a Transaction Statement on Schedule 13E-3 with the SEC with respect to the Merger. The Transaction Statement, including any amendments and exhibits filed as a part thereof, are available for inspection and copying as set forth above.


Dated:   June __, 2004

Joule Inc.

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                THIS AGREEMENT AND PLAN OF MERGER, dated as of March 19, 2004 (this "Merger Agreement"), is between JAC Acquisition Company, Inc., a Delaware corporation ("JAC" or the "Disappearing Corporation"), and Joule Inc., a Delaware corporation ("Joule" or the "Surviving Corporation" and, collectively with JAC, the "Constituent Corporations").

                WITNESSETH:

                WHEREAS, the Boards of Directors of each of the Constituent Corporations has approved and deems it advisable and in the best interests of each of the Constituent Corporations and its stockholders that Joule and JAC consummate the Merger (as defined below);

                WHEREAS, the stockholders of Joule named on Exhibit A have agreed to contribute their shares of common stock, par value $.01 per share, of Joule (the "Joule Common Stock") to JAC in exchange for shares of common stock of JAC, such contribution to take effect immediately prior to the Effective Time, (as defined in Section 1) (the stockholders of Joule named on Exhibit A being referred to herein collectively as the "JAC Group"); and

                WHEREAS, pursuant to the Merger, each share of Joule Common Stock, other than the shares owned by JAC, will be converted into the right to receive $1.70 in cash per share and the shares of JAC will be converted into 368 shares of Joule Common Stock;

                NOW, THEREFORE, in consideration of the mutual agreements contained in this Merger Agreement, the parties to this Merger Agreement hereby agree that JAC shall be merged with and into Joule (the "Merger") in accordance with the General Corporation Law of the State of Delaware (the "Delaware GCL") and upon the terms and subject to the conditions set forth as follows:

                1. The Merger. At such time agreed between Joule and JAC, a certificate of merger evidencing the Merger (the "Certificate of Merger") shall be filed with the Office of the Secretary of State of the State of Delaware pursuant to the Delaware GCL. The Certificate of Merger shall specify that the Merger shall become effective on the date and at the time of filing of the Certificate of Merger or at such later date and time as specified therein (the "Effective Time"). At the Effective Time, the Disappearing Corporation shall be merged with and into the Surviving Corporation.

                2. Certificate of Incorporation and Bylaws. The Bylaws of the Surviving Corporation in effect immediately prior to the Effective Time shall be and remain the Bylaws of the Surviving Corporation immediately following the Effective Time. The Amended and Restated Certificate of Incorporation of the Surviving Corporation in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time.

                3. Officers and Directors. From and after the Effective Time and until they shall have resigned or shall have been legally removed or until their respective successors shall have been elected or appointed and qualified, (a) the officers of the Surviving Corporation shall be those persons who are the officers of the Surviving Corporation immediately prior to the Effective Time and (b) the directors of the Surviving Corporation shall be those persons who are the directors of the Disappearing Corporation immediately prior to the Effective Time.

                4. Effect of the Merger on the Assets and Liabilities of the Constituent Corporations.

                (a) All assets, rights, privileges, immunities, powers, franchises and interests of the Disappearing Corporation and the Surviving Corporation in and to every type of property (real, personal and mixed) and chooses in action, as they exist as of the Effective Time, shall pass and be transferred to and vest in the Surviving Corporation by virtue of the Merger at the Effective Time without any deed, conveyance or other transfer. The corporate existence of the Surviving Corporation shall continue unaffected and unimpaired upon consummation of the Merger and the separate corporate existence of the Disappearing Corporation shall cease at and as of the Effective Time.

                (b) From and after the Effective Time, the Surviving Corporation shall be responsible and liable for all the liabilities and obligations of each of the Surviving Corporation and the Disappearing Corporation. Neither the rights of creditors nor any liens upon the property of either the Surviving Corporation or the Disappearing Corporation shall be impaired by reason of the Merger.

                5. Conversion of Common Stock of JAC and Joule Common Stock. (a) At the Effective Time of the Merger, each issued and outstanding share of JAC common stock shall, by virtue of the Merger and upon surrender of the certificates therefor to the Surviving Corporation, be converted into 368 shares of Joule.

                (b) At the Effective Time of the Merger, each issued and outstanding share of Joule Common Stock, other than shares of the Joule Common Stock issued and held in the treasury of Joule and shares of Joule Common Stock held by the Disappearing Corporation and except for Dissenting Shares (as defined below) in respect of which appraisal rights are properly exercised and perfected, shall be converted into and shall become, by virtue of the Merger and without any further action by the holder thereof, the right to receive one dollar and seventy cents ($1.70) in cash (the "Merger Consideration").

                (c) Each share of Joule Common Stock issued and held in the treasury of Joule immediately prior to the Effective Time of the Merger shall automatically be canceled and retired without any conversion thereof, and no cash shall be exchangeable therefor.

                6. Exchange of Certificates; Receipt of Cash. (a) After the Effective Time of the Merger, each holder of a certificate formerly evidencing shares of Joule Common Stock which have been converted pursuant to Section 5(b), upon surrender of the same to an exchange agent reasonably satisfactory to JAC and Joule (the "Exchange Agent") as provided in Section 6 hereof, shall be entitled to receive in exchange therefor the Merger Consideration, without any interest thereon. Until so surrendered, each certificate formerly evidencing shares of Joule Common Stock will be deemed for all corporate purposes of Joule to evidence the right to receive the Merger Consideration as herein provided, without any interest thereon; provided, however, that until such certificate is so surrendered, no dividend payable to holders of record of Joule Common Stock as of any date subsequent to the Effective Time of the Merger shall be paid to the holder of such certificate in respect of the shares of Joule Common Stock evidenced thereby and such holder shall not be entitled to vote such shares of Joule Common Stock.

                (b) Joule shall deposit with the Exchange Agent, in trust for the benefit of the former stockholders of Joule, as promptly as practicable and in no event later than immediately prior to the Effective Time of the Merger, the aggregate amount of the Merger Consideration in cash (in immediately available funds) to which former holders of shares of Joule Common Stock shall be entitled pursuant to Section 5(b). The Exchange Agent may invest portions of the cash deposited with it only in (i) direct obligations of the United States of America or agencies thereof, including mortgage-backed securities issued by such agencies, or (ii) commercial paper rated A-1 or better by Standard & Poor's Corporation and P-1 or better by Moody's Investors Service, Inc. and only as directed by Joule. Any net profit resulting from, or interest or income produced by, investments of cash deposited with the Exchange Agent shall be payable to the Surviving Corporation, but subject to the terms of the next succeeding sentence. Should the funds, including investment income or proceeds, remaining with the Exchange Agent at any time within one year after the Effective Time of the Merger be less than the aggregate amount of cash to which former holders of the shares of Joule Common Stock shall then be entitled pursuant to this Section 6(b), Joule shall promptly deposit with the Exchange Agent the amount of such difference. Any funds remaining with the Exchange Agent one year after the Effective Time of the Merger shall be released and repaid by the Exchange Agent to Joule, after which time persons entitled thereto (including, without limitation, any stockholder of Joule who has not yet surrendered certificates for shares of Joule Common Stock) may and shall look, subject to applicable abandoned property, escheat and other similar laws, only to the Surviving Corporation for payment and shall have no greater rights against Joule (or any of the parties hereto) than may be accorded to general creditors thereof under applicable law.

                (c) As soon as practicable after the Effective Time of the Merger, the Exchange Agent shall send a notice and a transmittal form to each holder of certificates formerly evidencing shares of Joule Common Stock (other than certificates formerly representing shares of Joule Common Stock to be canceled pursuant to Section 5(c)) advising such holder of the effectiveness of the Merger, its right to seek appraisal of the fair value of its shares and the procedure for surrendering to the Exchange Agent (who may appoint forwarding agents with the approval of Joule) such certificates for exchange into the Merger Consideration, without any interest thereon. Each holder of certificates theretofore evidencing shares of Joule Common Stock, upon proper surrender thereof to the Exchange Agent together and in accordance with such transmittal form, shall be entitled to receive in exchange therefor the Merger Consideration, without interest thereon, deliverable in respect of the shares of Joule Common Stock theretofore evidenced by the certificates so surrendered. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of certificates theretofore representing shares of Joule Common stock for any amount which may be required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                (d) If the Merger Consideration is to be delivered to a person other than the person in whose name the certificates surrendered in exchange therefor are registered, it shall be a condition to such payment that the certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid.

                (e) In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration, without interest thereon, deliverable in respect thereof, as determined in accordance with this Section 6. When authorizing such payment of the Merger Consideration, without any interest thereon, in exchange therefor, the Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require that the owner of such lost, stolen or destroyed certificate give the Surviving Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

                7. No Further Transfers. After the Effective Time of the Merger, there shall be no registration of transfers of shares on the stock transfer books of Joule of the shares of Joule Common Stock that were outstanding immediately prior to the Effective Time of the Merger.

                8. Stock Options. (a) As of the Effective Time of the Merger, each employee stock option to purchase shares of Joule Common Stock, issued by Joule and outstanding and unexercised as of 11:59 P.M. of the day preceding the Effective Time of the Merger that has an exercise price per share less than the Merger Consideration (an "In-the-Money Option") whether or not then exercisable in accordance with its terms, shall be converted into the right to receive the difference, per share, between the Merger Consideration and the exercise price of such In-the-Money Option (the "Difference").

                (b) At the Effective Time of the Merger, upon receipt from the holder of each In-the-Money Option of an acknowledgement, in writing, to the Surviving Corporation that such holder's receipt of the Difference shall be in full settlement of such In-the-Money Option and that such holder understands that each such In-the-Money Option shall, as of the Effective Time of the Merger, represent only the right to receive cash in accordance with this Section 8 and shall otherwise be canceled. Joule shall promptly deliver by check payable to such holder that amount of the Difference, without any interest thereon, deliverable in respect of such Option to be canceled pursuant to this Section 8 hereof, less any transfer or employee withholding taxes payable by reason of the foregoing.

                (c) All other employee stock options to purchase Joule Common Stock outstanding at the Effective Time of the Merger shall be canceled.

                9. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, no share of Joule Common Stock which is issued and outstanding immediately prior to the Effective Time of the Merger and which is held by a stockholder who properly exercises and perfects appraisal rights under Section 262 of the Delaware GCL (the "Dissenting Shares") shall be converted into or be exchangeable for the right to receive the Merger Consideration, but the holder thereof shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the Delaware GCL with respect to such share; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or otherwise lost his or her rights to appraisal under the Delaware GCL, such holder's Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time of the Merger, the right to receive the Merger Consideration, without any interest thereon, and such shares shall no longer be Dissenting Shares.

                10. Information Statement and Schedule 13E-3. (a) Each of Joule and JAC shall cooperate and promptly prepare an Information Statement with respect to the Merger and the transactions contemplated hereby (the "Information Statement") and a joint Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") with respect to the Merger. Joule shall file as soon as practicable with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act") the Information Statement and, concurrently with the filing of the Information Statement, Joule and JAC shall file with the SEC the Schedule 13E-3. The respective parties will cause the Information Statement and the Schedule 13E-3 to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including Regulation 14C and Rule 13e-3. Each party will advise the other, promptly after it receives notice thereof, of any request by the SEC for amendment of the Information Statement or the Schedule 13E-3 or comments thereon and responses thereto or requests by the SEC for additional information.

                (b) Each of the parties agrees to use its commercially reasonable efforts to cooperate and to provide each other with such information as any of such parties may reasonably request in connection with the preparation of the Information Statement and the Schedule 13E-3. Each party agrees promptly to supplement, update and correct any information provided by it for use in the Information Statement and the Schedule 13E-3 if and to the extent that it is or shall have become incomplete, false or misleading.

                (c) Each of Joule and JAC agrees that the information provided by it for inclusion in the Information Statement and the Schedule 13E-3 and each amendment or supplement thereto, at the time of filing thereof with the SEC (and, with respect to the Information Statement, at the time of its dissemination to Joule's stockholders), (i) will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) will comply as to form in all material respects with the provisions of the Exchange Act.

                (d) Joule will use commercially reasonable efforts to cause the Information Statement to be mailed to its stockholders as promptly as practicable after the date that the SEC completes its review of the Information Statement and the Schedule 13E-3 or, if the SEC chooses not to review the Information Statement and the Schedule 13E-3, within 10 days after the date that the SEC notifies Joule that it will not review the Information Statement.

                11. No Solicitation of Competing Transactions. (a) Joule (acting through the Board of Directors, the special committee of the Board of Directors formed to review and consider the Merger proposal (the "Special Committee") or otherwise) shall not, directly or indirectly, through any representative or otherwise, initiate, solicit or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its representatives to take any such action; provided, however, that the foregoing shall not prohibit the Special Committee or the Board of Directors (acting through the Special Committee) (either directly or indirectly through advisors, agents or other intermediaries) from (i) furnishing information in writing or orally (through Joule's employees and advisors) pursuant to a customary confidentiality letter (a copy of which shall be provided for informational purposes only to JAC) concerning Joule and its businesses, properties or assets to any person, corporation, entity or "group," as defined in Section 13(d) of the Exchange Act, other than JAC (a "Third Party"), in response to any unsolicited inquiry, proposal or offer, (ii) engaging in discussions or negotiations with such a Third Party that has made such inquiry, proposal or offer, (iii) following receipt of a bona fide proposal relating to a Competing Transaction, taking and disclosing to Joule's stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or otherwise making disclosure to its stockholders with respect to such proposal, (iv) following receipt of a bona fide proposal relating to a Competing Transaction, withdrawing or modifying its recommendation of this Merger Agreement, and/or (v) terminating this Merger Agreement, but in each case referred to in the foregoing clauses (iii) through (v) only to the extent that the Special Committee shall have concluded in good faith after consultation with counsel that such action is consistent with the Board of Directors' fiduciary duties to the stockholders of Joule under applicable law.

                (b) At all times prior to the Effective Time, the parties shall immediately notify one another upon receipt of a proposal for a Competing Transaction.

                (c) For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving Joule (other than the Merger and the other transactions contemplated by this Agreement): (i) any merger, consolidation, share exchange, business combination, issuance or purchase of securities or other similar transaction, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of Joule in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for Joule's securities or the filing of a registration statement under the Securities Act of 1933, as amended, in connection with any such exchange offer; (iv) any solicitation in opposition to approval by the stockholders of Joule of this Agreement; or (v) any announcement of an agreement, proposal, plan or intention to do any of the foregoing, either during the effectiveness of this Agreement or at any time thereafter.

                12. Expenses. All costs and expenses incurred by both parties and the JAC Group in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Merger is consummated; provided, however, that Joule shall pay all such costs and expenses incurred by JAC and the JAC Group, up to a maximum of $375,000, if this Agreement is terminated pursuant to Section 15(c) or 15(d) hereof.

                13. Consents. Each of JAC and Joule shall cooperate, and use commercially reasonable efforts, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties necessary to consummate the transactions contemplated by this Agreement.

                14. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

                (a) Neither of the parties shall be subject to any injunction, order or decree of a court of competent jurisdiction that prohibits the consummation of the Merger; provided, however, that prior to invoking this condition each party agrees to use its commercially reasonable efforts to have any such injunction, order or decree lifted or vacated;

                (b) No statute, rule or regulation shall have been enacted by any governmental authority that prohibits or makes unlawful the consummation of the Merger;

                (c) The funds necessary to complete the Merger and pay related costs and expenses shall be unconditionally available to the Surviving Corporation;

                (d) The Information Statement shall have been mailed to the stockholders of Joule and all required waiting periods related thereto under applicable law shall have expired;

                (e) The Board of Directors of Joule or the Special Committee shall not have withdrawn or materially modified its approval and recommendation of this Merger Agreement or resolved to do so or taken any action having the foregoing effect; and

                (f) This Merger Agreement shall not have been terminated as provided herein.

                15. Termination. (a) This Merger Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Joule and JAC.

                (b) This Merger Agreement may be terminated by Joule or JAC at any time prior to the Effective Time if: (i) The Merger shall not have been consummated on or prior to July 31, 2004 and the Effective Time has not been extended by the parties; provided, however, that the right to terminate this Merger Agreement shall not be available to the party whose failure to fulfill any obligation under this Merger Agreement shall have been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;
(ii) a court of competent jurisdiction shall have issued an injunction order or decree or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction, order, decree or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used commercially reasonable efforts to remove such injunction, order or decree.

                (c) This Merger Agreement may be terminated by Joule or JAC at any time prior to the Effective Time if the Special Committee shall have concluded in good faith, after consultation with legal counsel, that completing the Merger would be inconsistent with the Board of Directors' fiduciary duties under applicable law or the Board of Directors or the Special Committee otherwise withdraws or materially modifies its approval and recommendation of this Merger Agreement.

                (d) This Merger Agreement may be terminated by JAC at any time prior to the Effective Time if Joule takes any of the actions referred to in Section 11(a)(ii) and within ten business days thereafter Joule does not terminate such discussions or negotiations with the Third Party.

                16. Further Assurances. From time to time as and when requested by the Surviving Corporation and to the extent permitted by law, the officers and directors of the Disappearing Corporation and, in the case of actions to be taken after the Effective Time, the officers and directors of the Disappearing Corporation who are last in office prior to the Effective Time, shall execute and deliver such assignments, deeds and other instruments and shall take or cause to be taken such further or other action as shall be necessary in order to consummate the Merger, vest or perfect in or to confirm of record or otherwise to the Surviving Corporation title to, and possession of, all of the assets, rights, privileges, immunities, powers, franchises and interests of the Disappearing Corporation in and to every type of property (real, personal and mixed) and chooses in action, and otherwise to carry out the purposes of this Merger Agreement.

                17. Amendment. No amendment to this Merger Agreement shall be made that by law requires the further approval of the stockholders of either Constituent Corporation without obtaining such further approval. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                18. Counterparts. This Merger Agreement may be signed in any number of counterparts, each of which shall be deemed an original, and all of which shall be deemed but one and the same instrument.

                19. Governing Law. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

                IN WITNESS WHEREOF, the parties have duly executed this Merger Agreement as of the date first written above.


                                           JOULE INC.


                                           By: /s/Bernard G. Clarkin
                                               ---------------------
                                           Name: Bernard G. Clarkin
                                           Title: Chief Financial Officer


                                           JAC ACQUISITION COMPANY, INC.


                                           By: /s/John G. Wellman, Jr.
                                               -----------------------
                                           Name: John G. Wellman, Jr.
                                           Title: President

                                   APPENDIX B

               SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

       EXCERPTS FROM THE DELAWARE GENERAL CORPORATION LAW RELATING TO THE
            APPRAISAL RIGHTS OF STOCKHOLDERS PURSUANT TO SECTION 262

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

(d)     Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to Section 228 or
        Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                   APPENDIX C

                 MERGER FAIRNESS OPINION OF UPDATA CAPITAL, INC.

                             FAIRNESS OPINION LETTER

March 19, 2004

CONFIDENTIAL

Special Committee of the Board of Directors of Joule, Inc.
1245 U.S. Route 1 South
Edison, New Jersey 08837

Members of the Special Committee:

We understand that JAC Acquisition Company, Inc. ("JAC"), a Delaware corporation, and Joule Inc., a Delaware corporation ("Joule" or the "Company"), propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which JAC shall be merged with and into the Company, the separate corporate existence of JAC shall cease and the Company shall continue as the surviving corporation (the "Transaction"), in a transaction intended to take the Company private. JAC is owned by Emanuel N. Logothetis ("Mr. Logothetis"), Chairman of the Board and Chief Executive Officer of Joule, his sons, Nick M. Logothetis and Steven Logothetis, both of whom are Directors of Joule, his wife, Helen Logothetis, his daughter, Julie Logothetis, and John G. Wellman, Jr. ("Mr. Wellman"), President and Chief Operating Officer of Joule (Mr. Logothetis, the members of his family and Mr. Wellman are collectively referred to herein as the "JAC Group"). The members of the JAC Group own approximately 72% of the outstanding common stock of Joule.

Pursuant to the Agreement, and subject to the terms and conditions set forth therein, we understand that at the Effective Time (as defined in the Agreement), each issued and outstanding share of common stock of Joule, other than shares of common stock owned by the JAC Group, which will be contributed to JAC immediately prior to the Merger in exchange for shares of JAC common stock, and shares of common stock held by stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive $1.70 per share in cash (the "Consideration"). In addition, each outstanding stock option to purchase shares of common stock of the Company that is not exercised prior to the Effective Time will be converted into the right to receive an amount in cash equal to the amount by which the Consideration exceeds the exercise price of such option. As a result of the Transaction, Joule will be wholly owned by the members of the JAC Group, the common stock of Joule will be delisted from the American Stock Exchange and Joule will no longer be subject to the reporting obligations under the Securities Exchange Act of 1934.

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of the Company's common stock (other than the JAC Group) of the Consideration as of the date hereof.

In arriving at our opinion set forth below, we have, among other things:

1. reviewed the most recent draft of the Agreement and based our opinion on our understanding that the terms and conditions therein will not materially change;

2. reviewed and analyzed certain publicly available audited and unaudited financial statements of Joule and certain other publicly available information of Joule;

3. reviewed certain internal financial and operating information concerning Joule, including certain projections relating to Joule prepared by its management and an analysis prepared by its management regarding a possible liquidation of the assets of Joule following termination of operations;

4. reviewed certain financial performance and trading data regarding Joule and compared them with similar data regarding public companies we deemed comparable in whole or in part to Joule;

5. reviewed certain publicly available information concerning the historical stock price of Joule common stock;

6. reviewed the financial terms, to the extent publicly available, of certain business combinations that we believe to be generally comparable to the Transaction; and

7. reviewed such other information, performed such other analyses and procedures, and considered such other factors as we deemed appropriate for purposes of this opinion.


In connection with our review, we have assumed and relied upon, the accuracy and completeness of all financial and other information supplied to us by Joule, and all publicly available information. We have further relied upon the assurances of management of the Company that they are unaware of any facts that would make the information provided incomplete or misleading in any material respect. We have assumed that there has been no material change in the assets, financial condition or business (taken as a whole) of Joule since the date of the most recent financial statements made available to us. We have not performed any independent valuation or appraisal of any of the assets or liabilities of the Company.

With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. The forecasts and projections were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, facts related to general economic and market conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts and projections. Our opinion is necessarily based on share prices, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us up to and including, the date of this letter. In rendering our opinion, we did not address the relative merits of the Transaction or any alternative potential transaction. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company's common stock (other than the JAC Group) of the Consideration and we express no opinion as to the underlying decision of the Special Committee to recommend the Transaction. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to a business combination or other extraordinary transaction involving the Company. We have acted as financial advisor to the Special Committee with respect to the Transaction and will receive a fee from the Company for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.


It is understood that this letter is for the information of the Special Committee in connection with its consideration of the Transaction, is confidential, and may not be used or reproduced in whole or in part for any other purpose without our prior written consent, except that this letter may be communicated to the Board of Directors of the Company in connection with and for purposes of its evaluation of the Transaction and may also be included in its entirety in (and referred to in) an information statement used in connection with the Transaction.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of the Company's common stock (other than the JAC Group) in the Transaction is fair, from a financial point of view to such holders.

                                      Very truly yours,


                                      Updata Capital, Inc.

                                       C-2